EXHIBIT 10.1





                            STOCK PURCHASE AGREEMENT

                                  by and among

                            SNAPPLE BEVERAGE CORP.,

                                    and the

                                  SHAREHOLDERS

                                       of

                   SNAPPLE DISTRIBUTORS OF LONG ISLAND, INC.




             for all of the issued and outstanding capital stock of

                   SNAPPLE DISTRIBUTORS OF LONG ISLAND, INC.



                                JANUARY 2, 2000

















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                               TABLE OF CONTENTS

                                                                        Page

ARTICLE I        Sale and Purchase of Shares..............................1
        1.1      Sale and Purchase of Shares..............................1
        1.2      Payment of Purchase Price................................2
        1.3      Purchase Price Adjustments...............................2
        1.4      Delivery of Shares.......................................6
        1.5      Sellers' Representative..................................7
        1.6      Cash Exclusion...........................................8

ARTICLE II       Closing; Closing Date ...................................8

ARTICLE III      Representations and Warranties of the Sellers as to
                 the Company..............................................8
        3.1      Due Incorporation and Authority..........................8
        3.2      Subsidiaries and Other Affiliates........................8
        3.3      Qualification............................................8
        3.4      Outstanding Capital Stock................................9
        3.5      Options or Other Rights..................................9
        3.6      Charter Documents and Corporate Records..................10
        3.7      Financial Statements.....................................10
        3.8      No Material Adverse Change...............................11
        3.9      Taxes    ................................................11
        3.10     Compliance with Laws.....................................15
        3.11     Permits..................................................15
        3.12     No Breach................................................16
        3.13     Environmental Matters....................................17
        3.14     Claims and Proceedings...................................20
        3.15     Contracts................................................21
        3.16     Real Estate..............................................23
        3.17     Inventory................................................24
        3.18     Receivables..............................................24
        3.19     Tangible Property........................................25
        3.20     Intellectual Property....................................25
        3.21     Title to Properties......................................26
        3.22     Accounts Payable.........................................26
        3.23     Liabilities..............................................27
        3.24     Suppliers and Customers..................................27
        3.25     Employee Benefit Plans...................................28
        3.26     Employee Relations.......................................34
        3.27     Insurance................................................34
        3.28     Officers, Directors and Employees........................35

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        3.29     Year 2000 Compliance.....................................36
        3.30     Operations of the Company................................36
        3.31     Potential Conflicts of Interest..........................39
        3.32     Full Disclosure..........................................39
        3.33     Limitation on Representations............................39

ARTICLE IV       Representations and Warranties of Each Seller............40
        4.1      Title to the Shares......................................40
        4.2      Authority to Execute and Perform Agreement...............40
        4.3      No Consent, Conflict Etc.................................41
        4.4      Retirement of Gilbert and Marilyn Kaplan.................42

ARTICLE V        Representations and Warranties of the Buyer..............42
        5.1      Due Incorporation and Authority..........................42
        5.2      Authority to Execute and Perform Agreement...............42
        5.3      No Consents, Conflicts, Etc..............................43
        5.4      Full Disclosure..........................................44
        5.5      Claims and Proceedings...................................44
        5.6      Investment Intent........................................45
        5.7      Buyer Claims Against Company.............................45

ARTICLE VI       Covenants and Agreements.................................45
        6.1      Expenses.................................................45
        6.2      Indemnification Against Brokerage Claim..................45
        6.3      Permit Transfers.........................................46
        6.4      [INTENTIONALLY OMITTED]..................................46
        6.5      Tax Covenants............................................46
        6.6      Further Assurances.......................................51
        6.7      Accounts and Notes Receivable............................51
        6.8      Suspension of Operations.................................52

ARTICLE VII      Closing Deliveries of the Sellers........................53
        7.1      Share Certificates ......................................53
        7.2      Certificate of Good Standing.............................53
        7.3      Opinion of Counsel to the Sellers........................53
        7.4      Escrow Agreement.........................................53
        7.5      Releases.................................................53
        7.6      Resignations.............................................53
        7.7      FIRPTA Affidavit.........................................54
        7.8      Release from Bank Debt...................................54

ARTICLE VIII     Closing Deliveries of the Buyer..........................54
        8.1      Purchase Price...........................................54

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        8.2      Officer's Certificate....................................54
        8.3      Certificate of Good Standing.............................55
        8.4      Escrow Agreement.........................................55
        8.5      Opinion of Counsel to the Buyer..........................55

ARTICLE IX       Seller Covenants.........................................55
        9.1      Seller Acknowledgments...................................55
        9.2      Rights and Remedies Upon Breach..........................58
        9.3      Severability of Covenants................................59
        9.4      Blue-Pencilling..........................................59
        9.5      Enforceability in Jurisdictions..........................60

ARTICLE X        Survival of Representations and Warranties...............60
        10.1     Survival of Representations and Warranties of
                 the Sellers..............................................60
        10.2     Survival of Representations and Warranties of the Buyer..61

ARTICLE XI       General Indemnification..................................61
        11.1     Obligation of the Sellers to Indemnify...................61
        11.2     Obligation of the Buyer to Indemnify.....................62
        11.3     Notice and Opportunity to Defend.........................63
        11.4     Limitations on Indemnification ..........................66
        11.5     Insurance................................................68

ARTICLE XII      [INTENTIONALLY OMITTED]..................................69

ARTICLE XIII     Miscellaneous............................................69
        13.1     Certain Definitions......................................69
        13.2     Consent to Jurisdiction and Service of Process;
                 Waiver of Jury Trial.....................................77
        13.3     Notices..................................................79
        13.4     Entire Agreement.........................................80
        13.5     Waivers and Amendments; Non-Contractual Remedies;
                 Preservation of Remedies.................................80
        13.6     Governing Law............................................81
        13.7     Binding Effect; Assignment...............................81
        13.8     Usage    ................................................81
        13.9     Counterparts.............................................81
        13.10    Exhibits and Schedules; Cross References.................82
        13.11    Headings.................................................82
        13.12    Interpretation...........................................82
        13.13    Severability of Provisions...............................83
        13.14    No Other Representations.................................83
        13.15    No Third Party Rights....................................83


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                            STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT, dated January 2, 2000, is made by and among Snapple Beverage Corp., a Delaware corporation (the "Buyer"), and the holders listed on Schedule 4.1(a) (each a "Seller" and, collectively, the "Sellers") of all of the issued and outstanding shares of capital stock of Snapple Distributors of Long Island, Inc., a New York corporation (the "Company").

         The Sellers are, in the aggregate, the beneficial and record owners of all of the issued and outstanding shares of the Series A Common Stock, no par value per share, and Series B Common Stock, par value $.01 per share (collectively, the "Shares"), of the Company. The Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, all of the Shares upon the terms and subject to the conditions of this Agreement.

         Certain terms used in this Agreement are defined in Section 13.1.

         Accordingly, the parties agree as follows:

                                   ARTICLE I
                          Sale and Purchase of Shares

         1.1 Sale and Purchase of Shares. At the closing provided for in Article 2 (the "Closing"), upon the terms and subject to the conditions of this Agreement and, with respect to the Buyer, in reliance upon the representations, warranties and agreements of the Sellers contained herein, and, with respect to the Sellers, in reliance upon the representations, warranties and agreements of the Buyer contained herein, the Sellers shall sell to the Buyer, and the Buyer shall purchase from the Sellers, all of the Shares for an aggregate purchase price (the "Purchase Price") equal to Sixteen Million Eight Hundred Thousand Dollars ($16,800,000.00), subject to adjustment as set forth in Section 1.3.

         1.2 Payment of Purchase Price. At the Closing, the Purchase Price shall be paid by the Buyer as follows:

                  (a) the Buyer shall deliver to the Sellers' Representative a bank or certified check, payable to the Sellers' Representative, in the amount of $16,800,000, less amounts deposited by the Buyer into the Escrow Accounts pursuant to Section 1.2(b), which payment shall be allocated among the Sellers by the Sellers' Representative, and (b) the Buyer shall deliver to The Bank of New York (the "Escrow Agent") two (2) bank or certified checks, each payable to the Escrow Agent and each in the amount of $500,000.00, and each to be deposited into and held in a separate escrow account (together, the "Escrow Accounts") in accordance with the terms of an escrow agreement in the form of Exhibit A among the Buyer, the Escrow Agent and each of the Sellers (the "Escrow Agreement").

         1.3 Purchase Price Adjustments.

                  (a) The Sellers shall cause the accounting firm of Nussbaum Yates & Wolpow, P.C. ("NY&W") to prepare and deliver to the Buyer within ninety


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(90) days following the Closing Date, (i) a statement of working capital of the Company as of the Closing Date (the "Closing Statement of Working Capital"), prepared in the manner specified in Schedule 1.3 hereto, together with a calculation of the amount, if any, payable under subparagraph (b) of this Section (the "Working Capital Payment Calculation"), and (ii) the balance sheet of the Company as of December 31, 1999 and the related statements of income, shareholders' equity and changes in financial position for the year ended December 31, 1999 (the "Closing Date Financials"), together with a calculation of the amount, if any, payable under subparagraph (c) of this Section (the "EBITDA Payment Calculation" and, together with the Working Capital Payment Calculation, the "Payment Calculations"). Except as otherwise specifically set forth on Schedule 1.3, the Closing Statement of Working Capital and the Closing Date Financials shall be prepared, and the EBITDA, as defined in Section 1.3(c), of the Company for the year ended December 31, 1999 shall be calculated for purposes of Section 1.3(c) hereof, in accordance with United States generally accepted accounting principles ("GAAP") consistently applied, utilizing the same accounting standards, policies and procedures previously applied by the Company in the preparation of the Annual Financial Statements (as such term is defined in Section 3.7 hereof); provided, however, that working capital, for purposes of the Closing Statement of Working Capital, and EBITDA, for purposes of calculating the EBITDA Payment Calculation, shall be calculated using the items set forth in Schedule 1.3 hereto. On or about the Closing Date, the Sellers shall cause the Company to take and complete a physical inventory of the Company. The Buyer and its representatives shall be permitted to observe such inventory process. The results of such physical inventory shall be used in the preparation of the Closing Date Financials and the Closing Statement of Working Capital. The Company, the Buyer and each Seller shall take any action, and provide all such books, records and other information, as is reasonably requested by NY&W in connection with the preparation of the Closing Statement of Working Capital, the Closing Date Financials and the Payment Calculations. The Buyer and its accountants shall be entitled to review the work papers, schedules, memoranda and other documents and procedures used in the preparation of the Closing Statement of Working Capital, the Payment Calculations and the Closing Date Financials and shall have the right to perform reasonable procedures necessary to verify the accuracy thereof and their conformity to the requirements of this Agreement. In the event that the Buyer shall in good faith disagree with the Closing Statement of Working Capital or the Closing Date Financials or either of the Payment Calculations, the Buyer shall, within ten
(10)  Business  Days  of  the  Buyer's  receipt  thereof,  notify  the  Sellers'
Representative of such disagreement (such a notice, a "Buyer Calculation Objection") and the Sellers' Representative and the Buyer shall, during the forty-five (45) days after delivery to the Sellers' Representative of the Buyer Calculation Objection, negotiate in good faith to resolve such disagreements. If, at the end of such 45-day period, no such resolution is reached, such disagreement shall be resolved within a period of forty-five (45) days thereafter by a nationally recognized firm of independent public accountants selected by the Buyer from among the list of independent national accounting firms set forth on Schedule 1.3(a) hereto (the "Resolution Accountants"). The Resolution Accountants will make a determination as to each of the items in dispute. Such determination will be (i) in writing, (ii) furnished to the Buyer and the Sellers' Representative as promptly as practicable after the items in dispute have been referred to the Resolution Accountants, (iii) made in accordance with this Section 1.3(a), and (iv) conclusive and binding on the parties hereto. In connection with their determination of the disputed items,


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                                                                             3

the materials prepared by NY&W, the Buyer and the Buyer's accountants in connection with the Closing Date Financials, the Closing Statement of Working Capital and the Payment Calculations. The Buyer and the Sellers' Representative will use their reasonable best efforts to cause the Resolution Accountants to render their decision as soon as practicable, including, without limitation, by promptly complying with all reasonable requests by the Resolution Accountants for information, books, records and similar items. The documented reasonable fees and expenses of the Resolution Accountants will be borne 50% by the Buyer and 50% by the Sellers. Neither party will disclose to the Resolution Accountants, and the Resolution Accountants will not consider for any purpose, any settlement offer made by either party.

                  (b) If the amount of Working Capital shown on the Closing Statement of Working Capital shall be less than $2,000,000, the Sellers shall pay to the Buyer, as a Purchase Price adjustment, an amount equal to the difference between such Working Capital amount and $2,000,000(such amount, the "Working Capital Deficiency"). Subject to Section 1.3(d), such payment shall be made within five (5) calendar days after the final determination of the Closing Statement of Working Capital and Working Capital Payment Calculation by wire transfer of immediately available funds to an account designated in writing by the Buyer. If the amount of Working Capital shown on the Closing Statement of Working Capital shall exceed $2,000,000, the Buyer shall pay, or shall cause Triarc Companies, Inc. to pay, to the Sellers, as a purchase price adjustment, an amount equal to such excess, up to a maximum amount of $1,000,000. Such payment shall be made within five (5) calendar days after the final determination of the Closing Statement of Working Capital and of the Working Capital Payment Calculation by wire transfer of immediately available funds to an account designated by the Shareholder's Representative.

                  (c) If the Closing Date Financials show that the Company's Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA") for the year ended December 31, 1999 was less than $2,500,000, the Sellers shall, subject to Section 1.3(d), pay to the Buyer, as a Purchase Price adjustment, an amount equal to the sum of (i) the difference, up to a maximum of $500,000, between the Company's EBITDA for 1999 and $2,500,000, and (ii) the product of
(x) 7.20, and (y) the difference, in excess of $500,000, between the Company's EBITDA for 1999 and $2,500,000 (the sum of (i) and (ii), the "EBITDA Deficiency"). Such payment shall be made, within five (5) calendar days of the final determination of the Closing Date Financials and the EBITDA Payment Calculation, by wire transfer of immediately available funds to an account designated in writing by the Buyer. The calculation of the Company's EBITDA for purposes of this paragraph (c) shall be calculated prior to any deduction therefrom of any amounts paid by the Company to any Seller in the form of salary, bonus, dividend or other compensation, benefits or distribution and consistently with the methodology set forth on Schedule 1.3 hereto.

                  (d) The Buyer and each Seller acknowledge and agree that in the event that the Sellers are required to make any payment pursuant to Section 1.3(b) and/or Section 1.3(c), the Buyer shall first deduct from the Escrow Accounts, in accordance with the terms of the Escrow Agreement, the amount payable by the Sellers for any Working Capital Deficiency and/or EBITDA Deficiency. In the event that the amounts held in the Escrow Accounts are insufficient to fully extinguish the liabilities of the Sellers with respect to


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                                                                             4

any Working Capital Deficiency and/or EBITDA Deficiency, the Buyer shall be entitled to pursue any other remedy against the Sellers to recover such amounts; provided, however, that the Buyer agrees that it shall not have the right, at any time, to offset the amounts it is owed for any Working Capital Deficiency and/or EBITDA Deficiency against the Covenant Payments it is required to make pursuant to the terms of Section 9.1(a).

         1.4 Delivery of Shares. At the Closing, each Seller shall deliver, or cause to be delivered, to the Buyer stock certificates representing the number of Shares set forth opposite such Seller's name on Schedule 4.1(a), collectively constituting all of the issued and outstanding capital stock of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

         1.5 Sellers' Representative. Each Seller hereby appoints Marilyn Kaplan to act as such Seller's attorney-in-fact and representative (the "Sellers' Representative"), to do any and all things and to execute any and all documents, including the Escrow Agreement, in such Seller's name, place and stead, in any way which such Seller could do, if personally present, in connection with this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby ("Contemplated Transactions"), including to accept on such Seller's behalf any amount payable to such Seller under this Agreement or the Escrow Agreement, to allocate and distribute among the Sellers any amount payable to the Sellers hereunder or under the Escrow Agreement, and to amend, cancel or extend, or waive any of the terms of, this Agreement or the Escrow Agreement. The Buyer shall be entitled to rely, as being binding upon such Seller, upon any document or other paper believed by the Buyer to be genuine and correct and to have been signed by the Sellers' Representative, and the Buyer shall not be liable to any Seller for any action taken or omitted to be taken by the Buyer in such reliance. The appointment pursuant hereto of the Sellers' Representative shall be irrevocable except in the event of her death or physical or mental disability, in which event the Sellers shall unanimously designate in writing (such designation not to be unreasonably withheld or delayed) the successor to Marilyn Kaplan as the Sellers' Representative. The Sellers' Representative shall have the sole and exclusive right on behalf of the Sellers to take any action or provide any waiver or amendment pursuant to Section 13.5 or Article 8, 11 or 12.

         1.6 Cash Exclusion. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to distribute to the Sellers' Representative all cash of the Company prior to the Closing (other than cash representing tax withholdings).

                                   ARTICLE II
                             Closing; Closing Date

         The Closing of the sale and purchase of the Shares contemplated hereby shall take place at the offices of Rubin Baum LLP, counsel to the Buyer, 30 Rockefeller Plaza, New York, New York, simultaneously with the execution hereof. The time and date upon which the Closing occurs is herein called the "Closing Date."



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                                  ARTICLE III
        Representations and Warranties of the Sellers as to the Company

         The Sellers, jointly and severally, represent and warrant to the Buyer as follows:

         3.1 Due Incorporation and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         3.2 Subsidiaries and Other Affiliates. The Company does not directly or indirectly own any interest in any other person or entity.

         3.3 Qualification.   The  Company  is  duly  qualified  or  otherwise
authorized as a foreign corporation to transact business, and is in good standing, in each jurisdiction set forth on Schedule 3.3, which are the only jurisdictions in which the failure so to qualify or be authorized could reasonably be expected to have a material adverse effect on the properties, business, results of operations or financial condition of the Company (collectively, the "Condition of the Company").

         3.4 Outstanding Capital Stock. The Company is authorized to issue two hundred (200) shares of voting Series A common stock, without par value, and one thousand (1,000) shares of non-voting Series B common stock, par value $.01 per share (collectively, the "Common Stock"). Twenty (20) shares of Series A common stock and one thousand (1,000) shares of Series B common stock are issued and outstanding. All of the issued and outstanding shares of Common Stock are owned by the Sellers, in the respective amounts set forth on Schedule 4.1(a), free and clear of any Liens. All of the issued and outstanding shares of Common Stock are duly authorized and validly issued, fully paid and, subject to Section 630 of the New York Business Corporation Law, as amended ("Section 630") nonassessable. No class of capital stock other than the Common Stock, or any other ownership interests in the Company, is authorized. The Common Stock is not registered under any Federal or State securities laws. The Sellers jointly and severally agree to indemnify, and hold the Buyer harmless from and against, any amounts not properly accrued in the Closing Date Financials (or in any schedule thereto) that the Buyer may be required to pay pursuant to Section 630 in respect of any debts, wages or salaries for services performed on behalf of the Company prior to the Closing.

         3.5 Options or Other Rights. There is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from the Company or any Seller any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of the Company, and there is no outstanding security of any kind of the Company convertible into any such capital stock.

        3.6 Charter Documents and Corporate Records. The Sellers have heretofore delivered, or have caused the Company to deliver, to the Buyer true and complete copies of the Articles of Incorporation (certified by the Secretary of State of New York) and By-laws (certified by the Company's Secretary or an Assistant Secretary) of the Company as in effect on the date hereof. All of the minute

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                                                                             6

books and stock books, or comparable records, in the possession or under the control of the Company or any of the Sellers have heretofore been made available to the Buyer for its inspection.

         3.7 Financial Statements. The balance sheets of the Company as of December 31, 1996, December 31, 1997 and December 31, 1998 and the related statements of income and retained earnings, and statement of cash flows, for the years then ended, including the footnotes thereto, which have been reviewed by NY&W (the "Annual Financial Statements"), and the unaudited balance sheets of the Company as of June 30, 1998 and June 30, 1999, and the related statements of income and retained earnings, statement of cash flows, and general and administrative expenses for the six-month periods then ended (the "Interim Financial Statements" and, together with the Annual Financial Statements, the "Financials") have been delivered to the Buyer. The Financials fairly present in all material respects the financial position of the Company as at such dates and the results of operations of the Company for such respective periods, in each case in accordance with GAAP consistently applied for the periods covered thereby, subject to normal year-end adjustments and accruals and, in the case of the Interim Financial Statements, the absence of footnotes. The balance sheet of the Company as of December 31, 1998 included in the Annual Financial Statements is sometimes herein called the "Balance Sheet", and December 31, 1998 is sometimes herein called the "Balance Sheet Date."

         3.8 No Material Adverse Change. Since the Balance Sheet Date, there has been no material adverse change in the Condition of the Company, and the Sellers do not know of any such change which is threatened, nor has there been any damage, destruction or loss which has had, or could reasonably be expected to have, a material adverse effect on the Condition of the Company, whether or not covered by insurance.

         3.9 Taxes.

                  (a) For purposes of this Agreement, "Taxes" means all federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, value added, severance, capital, capital stock, production, transfer, license, stamp, environmental, withholding, employment, unemployment compensation, payroll related, property, import duties and other governmental charges, fees, levies, imposts and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, fines and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing and shall include any transfer liability in respect of Taxes. The Company has timely filed all returns, reports and declarations with respect to Taxes (the "Tax Returns") required to be filed and has filed or will file, on a timely basis and in a manner consistent with prior years and applicable law and regulations, all Tax Returns required to be filed on or before the Closing Date. All such Tax Returns are or will be true and complete in all material respects. The Company has timely paid all Taxes due and payable and has timely paid or will timely pay all Taxes due and payable through the Closing Date. With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company has no liability for Taxes other than Taxes that are consistent with prior years and have been incurred in the ordinary course of business or Taxes arising from the Contemplated Transactions. The Company has made all required current estimated Tax payments. The Sellers have heretofore made available to the Buyer true and complete copies of all Tax Returns filed by the Company in respect of any period, or partial period, within the three (3) years ended December 31, 1999.

                  (b) There are no liens or encumbrances of any kind with respect to Taxes upon any of the assets of the Company (except for liens for Taxes not yet due) or on the stock of the Company.

                  (c) Neither any of the Sellers nor the Company have executed or filed any agreements or waivers or have any arrangements extending the statutory period of limitation applicable to any claim for, or the period for collection or assessment of, Taxes due from or with respect to the Company for any taxable period. No requests for waivers of the time to assess any Taxes are pending. No power of attorney with respect to the Taxes has been executed or filed with any taxing authority. No closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code") or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company.

                  (d) No federal, state, local, foreign or other audit or other proceeding by any court, governmental body or other taxing authority is pending or, to the knowledge of the Sellers, threatened against the Sellers or the Company with respect to any Taxes or Tax Returns due from or with respect to the Company. To the knowledge of the Sellers, no assessment of Tax is proposed against the Company or any of its assets.

                  (e) No election under any of Section 108, 168, 338, 472, 1017, 1033, or 4977 of the Code (or any predecessor provisions) has been made or filed by or with respect to the Company. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to any of the properties of the Company. None of the properties of the Company is an asset or property that is or will be required to be treated as being (i) owned by any person (other than the Company) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or
(ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

                  (f) The Company has not agreed to, nor is it required to, make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method and there is no application by the Company pending with any taxing authority requesting permission for any changes in any accounting method of the Company. The IRS has not proposed any such adjustment or change in accounting method.

                  (g) The Company has not, at any time within the time period covered by any applicable statute of limitations, been in violation, and is not presently in violation (nor, with notice or lapse of time or both, would it be in violation), of any applicable law relating to the payment or withholding of taxes relating to employment and has, at all times within the time period covered by any applicable statute of limitations, duly and timely withheld from employee salaries, wages, and other compensation, and timely paid over to the appropriate taxing authorities, all amounts required to be so withheld and paid over for all periods under all applicable laws.

                  (h) The Company is not party to, bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract.

                  (i) There is no contract, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G of the Code.

                  (j) No Seller is a "foreign  person,"  within  the  meaning of
Section 1445(b)(2) of the Code nor subject to any other law, regulation or ruling that would require any withholding of the purchase price.

                  (k) The Company is an S Corporation under Section 1361 of the Code and has no liability for federal income taxes (including any tax imposed under Section 1374 or Section 1375 of the Code). The Sellers have timely paid and will timely pay any tax liability determined under Section 1366 of the Code. The Company has had a valid Selection in effect since January 1, 1989.

                  (l) The Company is a New York State S Corporation and has a valid Selection under Section 660, Article 22 of the New York State Tax Law in effect since January 1, 1989. The Sellers have properly included all amounts required by Section 660, Article 22 of the New York State Tax Law in their respective New York State taxable income.

                  (m) Neither any of the Sellers nor the Company has received a Tax ruling or made or entered into a Tax agreement, consent or election that will or could reasonably be expected to have a continuing adverse effect after the Closing Date on the Company, and there are no applications or negotiations pending with respect to any of the foregoing.

         3.10 Compliance with Laws. Except as set forth on Schedule 3.10, the Company is not in violation of any applicable order, judgment, injunction, award, decree or writ (collectively, "Orders"), or any applicable law, statute, code, ordinance, regulation or other requirement (collectively, "Laws"), of any government or political subdivision thereof, whether Federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision (including, without limitation, all Laws relating to employment or labor relations), or any insurance company or fire rating or any other similar board or organization or other non-governmental regulating body (to the extent that the rules, regulations or orders of such body have the force of law) or any court or arbitrator (collectively, "Governmental Bodies") (but not including, however, Safety and Environmental Laws, which are addressed in Section 3.13), which violation has had, or could reasonably be expected to have, a material adverse effect on the Condition of the Company (including, without limitation, in connection with the sale by the Company of a distribution route to My Girls

Beverage, Inc. on December 20, 1999, or in connection with the sale by the Company of a distribution route to Yankee Distributors, Inc. on April 21, 1998).

         3.11 Permits. To the knowledge of the Sellers, the Company has, or is in the process of applying for, all licenses, permits, exemptions, consents, waivers, authorizations, rights, certificates of occupancy, franchises, orders or approvals of, and has made all required registrations with, any Governmental Body that are material to the conduct of the business of, or the intended use of any properties of, the Company (collectively, "Permits"), not including, however, Permits relating to compliance with Safety and Environmental Laws, which are addressed in Section 3.13. To the knowledge of the Sellers, all Permits (with the exception of Permits required pursuant to Safety and Environmental Laws, which are addressed in Section 3.13) are listed on Schedule
3.11 and are in full force and effect; no material violations are or have been recorded at any time since January 1, 1997 in respect of any Permit and, since January 1, 1997, no act has been taken or omitted in material violation of any Permit; and no proceeding is pending or, to the knowledge of the Sellers, threatened to revoke or limit any Permit. To the knowledge of the Sellers, no action by any of the Sellers, the Company or the Buyer is required in order that all Permits will remain in full force and effect following the consummation of the Contemplated Transactions.

         3.12 No Breach. Each of the consents set forth on Schedule 3.12 (collectively, the "Scheduled Consents") has been obtained by the Sellers and remains in effect on the date hereof or has been waived by the Buyer. Assuming that each Scheduled Consent has in fact been obtained and remains in effect or has been waived, the execution and delivery by the Sellers of this Agreement and each and every other agreement and instrument required to be delivered by the Sellers pursuant hereto, the consummation of the Contemplated Transactions and the performance by the Sellers of this Agreement and each such other agreement and instrument in accordance with their respective terms and conditions will not (with or without notice and/or the lapse of time):

                  (a) violate any provision of the Articles of Incorporation or By-laws (or comparable instruments) of the Company;

                  (b) require the Company to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Body or any other person (other than CC Beverage (U.S.)
Corporation), where the failure to take any action referred to in this subparagraph (b) has, or could reasonably be expected to have, a material adverse effect on the Condition of the Company or give rise to a challenge to the validity of the Contemplated Transactions;

                  (c) (i) violate, conflict with or result in the breach of any of the terms and conditions of or, (ii) other than the possible termination of the Company's distribution agreement with CC Beverage (U.S.) Corporation, result in a material modification of the effect of, otherwise cause the termination of, or give any other contracting party the right to terminate, or (iii) constitute a default under, any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, commitment or other binding arrangement (collectively, the "Contracts") required to be listed on Schedule 3.15, or result in the creation of any Lien upon any of the properties of the Company pursuant to the terms of any such Contract;

                  (d)  violate any Law of any Governmental Body;

                  (e) violate any Order of any Governmental Body applicable to the Company or to its securities, properties or business; or

                  (f) violate or result in the revocation or suspension of any Permit.

         3.13 Environmental Matters.  Except as disclosed on Schedule 3.13:

                  (a) the Company is not and has not been in violation of any applicable Safety and Environmental Law which violation could impose any material obligation on the Company after the consummation of the Contemplated Transactions;

                  (b) the Company has all Permits required pursuant to Safety and Environmental Laws that are material to the conduct of the business of the Company, all such Permits are in full force and effect, no Claim to revoke, limit or modify any of such Permits is pending and the Company is in compliance in all material respects with all terms and conditions thereof. All such Permits are listed on Schedule 3.13;

                  (c)  the Company has not received any Environmental Claim;

                  (d) the Company has filed all notices required under Safety and Environmental Laws indicating the past or present Release, generation, treatment, storage or disposal of Hazardous Substances, all of which notices are listed on Schedule 3.13;

                  (e) the Company has not entered into any written agreement with any Governmental Body or any other person respecting any Safety and Environmental Laws or any Remedial Action including, without limitation, any agreement by which the Company has assumed responsibility, either directly or as a guarantor or surety, for the remediation of any condition arising from or relating to a Release or threatened Release of Hazardous Substances into the Environment;

                  (f) there is not now and has not been at any time in the past a Release or threatened Release of Hazardous Substances into the Environment for which the Company may be directly or indirectly responsible in whole or in part;

                  (g) to the  knowledge of the  Sellers,  except as set forth on
Schedule 3.13, there is not now and has not been at any time in the past at, on or in any of the real properties owned, leased or operated by the Company, and, to the knowledge of the Sellers, there was not at, on or in any real property previously owned, leased or operated by the Company or any predecessor;

                  (i) any generation, use, handling, Release, treatment, recycling, storage or disposal of any Hazardous Substances; (ii) any underground storage tank, surface impoundment, lagoon, landfill, solid waste disposal area, or other containment facility (past or present) for the storage, treatment or disposal of Hazardous Substances; (iii) any asbestos-containing material; (iv) any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other equipment; (v) any Release or threatened Release, or any visible signs of Releases or threatened Releases, of a Hazardous Substance to the Environment in form or quantity requiring Remedial Action under Safety and Environmental Laws; or (vi) any Hazardous Substances present at such property, excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and Safety and Environmental Laws and in proper storage containers, and as are necessary for the operations in the ordinary course of the Company;

                  (h) to the knowledge of the Sellers, there is no basis or reasonably anticipated basis for any Environmental Claim or Environmental Compliance Costs;

                  (i) to the knowledge of the Sellers, the Company has not transported, stored, treated or disposed, nor, to the knowledge of the Sellers, has it allowed or arranged for any third persons to transport, store, treat or dispose, any Hazardous Substance to or at: (i) any location other than a site lawfully permitted to receive such substances for such purposes, or (ii) any location designated for Remedial Action pursuant to Safety and Environmental Laws; nor has it performed, arranged for or allowed such transportation or disposal in contravention of any Safety and Environmental Laws; and

                  (j) none of the past or present operations of the Company are subject to (i) any judicial or administrative proceeding alleging the violation of any Safety and Environmental Law, or (ii) to the knowledge of the Sellers, any investigation by any Governmental Body evaluating whether any Remedial Action is required to respond to a Release or threatened Release of a Hazardous Substance.

         3.14 Claims and Proceedings. There are no outstanding Orders of any Governmental Body against or involving the Company. Except as set forth on
Schedule 3.14, there are no actions, causes of action, suits, claims, complaints, demands, litigations or legal, administrative or arbitral proceedings, or, to the knowledge of the Sellers, inquiries or investigations (collectively, "Claims") (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or to the knowledge of the Sellers, threatened, against or involving the Company or any of its properties, owned or leased, or which relate to, or could reasonably be expected to have a material adverse effect on, the Contemplated Transactions. Except as set forth on Schedule 3.14, to the knowledge of the Sellers, no event has occurred that may reasonably be expected to give rise to any Claim that would be required to be set forth on Schedule 3.14 if currently pending or threatened. All notices required to have been given to any insurance company listed as insuring against any Claim set forth on Schedule 3.14 have been timely and duly given and, except as set forth on Schedule 3.14, no insurance company has asserted, orally or in writing, that such Claim is not covered by the applicable policy relating to such Claim. Except as set forth on Schedule 3.14, there are no pending, or to the knowledge of the Sellers, threatened product liability Claims against or involving the

Company or any product marketed or distributed at any time by the Company ("Company Products").

         3.15 Contracts.

                  (a) Schedule 3.15 sets forth all of the following currently effective Contracts to which the Company is a party or by or to which any of its properties are bound or subject: (i) Contracts with any current or former officer, director, shareholder, Employee, consultant, agent or other representative or with an entity in which any of the foregoing, or any member of the immediate family of any of the foregoing, has a direct or indirect economic interest; (ii) Contracts with any labor union or association representing any Employee; (iii) Contracts with any person to sell, deliver, distribute or otherwise market any of the Company Products including, without limitation, contracts with area route distributors ("Route Distribution Agreements"); (iv) Contracts for the purchase of materials, supplies, goods, services, equipment or other assets providing for any annual payment by the Company of, or pursuant to which in the last year the Company paid in the aggregate, $25,000 or more; (v) licensing, distributorship, sales representative, marketing, brokerage, agency, dealer or other similar Contracts; (vii) Contracts for the sale of any properties other than in the ordinary course of business or for the grant to any person of any option or preferential rights to purchase any properties; (viii) partnership or joint venture agreements; (ix) Contracts under which the Company agrees to indemnify, or to guarantee any indebtedness or other obligations of, any party or to share any Tax liability of any party; (x) Contracts which cannot be canceled without liability, premium or penalty on less than ninety (90) days notice; (xi) Contracts with customers, subdistributors or suppliers for the sharing of fees, the rebating of charges or other similar arrangements; (xii) Contracts containing covenants of the Company not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company in any line of business or in any geographical area; (xiii) Contracts relating to the acquisition by the Company of any operating business or the capital stock of any other person; (xiv) Contracts relating to the borrowing of money; (xv) Contracts containing obligations or liabilities of any kind to holders of the capital stock of the Company as such (including an obligation to register any of such securities under any Federal or state securities Laws); (xvi) Contracts for the payment of fees or other consideration to any officer or director of the Company or to any other entity in which any of the foregoing has an interest; (xvii) options or rights of first refusal for the purchase or lease of any property for an aggregate purchase price in excess of $25,000 or of any real property; (xviii) Contracts pursuant to which the Company may hold or use any interest owned or claimed by the Company in or to any material property; and (xix) any other Contracts pursuant to the terms of which there is either a current or future obligation or right of the Company, absolute or contingent, to make or receive payments in excess of $25,000. Other than this Agreement, there are no Contracts currently in negotiation or proposed by the Company of a type which, if entered into by the Company, would be required to be listed on Schedule 3.15.

                  (b) There have been delivered to the Buyer true and complete copies of all of the Contracts set forth on Schedule 3.15 (and of all amendments, supplements, and modifications thereto and thereof), except as otherwise set forth on Schedule 3.15 with respect to Route Distribution

Agreements. All of the Contracts set forth on Schedule 3.15 are valid and binding upon the Company and, to the knowledge of the Sellers, upon each other party thereto, in accordance with their terms and are in full force and effect. Except as set forth on Schedule 3.15, the Company is not in default in any material respect under any of such Contracts, nor, to the knowledge of the Sellers, does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. To the knowledge of the Sellers, except as set forth on Schedule 3.15, no other party to any such Contract is in default thereunder in any material respect nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. Except as otherwise set forth on Schedule 3.15, the terms of each currently effective Route Distribution Agreement are identical in all material respects.

         3.16 Real Estate.

                  (a)  Leased  Properties.  The  Company  does  not own any real property. Schedule 3.16 is a true, correct and complete schedule of all leases, subleases, licenses and other agreements (collectively, the "Real Property Leases") under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property (the land, buildings and other improvements covered by the Real Property Leases being herein called the "Leased Real Property"), The Sellers have heretofore delivered to, or have caused the Company to deliver to, the Buyer true, correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements thereto). Each Real Property Lease is valid, binding and in full force and effect; all rent and other sums and charges payable by the Company as tenant, subtenant, licensee or otherwise thereunder are current; to the knowledge of the Sellers, no notice of default or termination under any Real Property Lease is outstanding; and no casualty, condemnation (or taking in lieu thereof or similar action), termination event or condition or uncured default on the part of the Company, or to the knowledge of the Sellers, the landlord (and/or sub-landlord), exists under or with respect to any Real Property Lease. The Company holds the leasehold estate and interest in each Real Property Lease free and clear of all Liens (other than Liens in respect of a Real Property Lease that are permitted by the express terms thereof or as have arisen by operation of law). Except as set forth in Schedule 3.16, the Sellers and the Company have no ownership, financial or other interest in the landlord (or sub-landlord) under any Real Property Lease. In the event that the Company elects not to renew its sublease of the premises known as 120-180 Adams Blvd., Farmingdale, New York beyond its current initial term, the Company will not (other than as the result of any actions that may be taken on or after the Closing by, or on behalf of, the Buyer), be obligated to pay to the sub-landlord or master landlord of said premises, or otherwise expend, in excess of $10,000 in order to surrender said premises in the condition required by the terms of such sublease.

                  (b) Entire Premises. All of the land, buildings, structures and other improvements used by the Company in the conduct of its businesses are represented by the Leased Real Property. The Leased Real Property is sometimes hereinafter referred to as the "Real Property."

         3.17  Inventory.   The  inventory  of  the  Company  is  in  good  and
merchantable condition, and suitable and usable or salable in the ordinary course of business, and within normal and customary time frames, for the purposes for which intended. Except as otherwise set forth on Schedule 1.3 hereto, the Sellers have no reason to believe that, in light of the past business experience of the Company and the current volume of its inventory, any of the Company's current inventory is or will become obsolete or unsuitable for sale prior to its sale by the Company in the ordinary course of business.

         3.18 Receivables. Schedule 3.18 hereto sets forth, and the Closing Date Financials will set forth, a true and complete list of all accounts and notes receivable of the Company as of October 31, 1999 and the Closing Date, respectively. All such accounts and notes receivable, and all accounts and notes receivable arising subsequent to October 31, 1999 which will be reflected on the Closing Date Financials, (i) have arisen or will arise in the ordinary course of business of the Company, (ii) are, as set forth on Schedule 3.18, or will be, as will be set forth in the Closing Date Financials, subject to a reserve for bad debts computed in a manner consistent with past practice and reasonably estimated to reflect the probable results of collection, and (iii) have been collected or are collectible in the ordinary course of business of the Company, net of any such reserves.

         3.19 Tangible Property. Except as set forth on Schedule 3.19, the facilities, machinery, equipment (including, without limitation, motor vehicles), furniture, buildings and other improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business of the Company (the "Tangible Property") are and will be in good operating condition and repair, subject to normal wear and tear and continued repair and replacement in accordance with past practice and the Real Property Leases, and are suitable for their current use. Set forth on Schedule 3.19 is a list of each item of Tangible Property of the Company as of October 31, 1999 which individually has a fair market value of in excess of $500.

         3.20 Intellectual Property. To the knowledge of the Sellers, the Company owns or is licensed or otherwise has all reasonably necessary rights to use, practice, sell, license and dispose of, without restriction, all Copyrights, Trade Secrets, Trademarks, computer software and equipment and other proprietary rights (collectively, the "Intellectual Property") that are used in connection with the business of the Company, free and clear of any Liens (other than restrictions on the scope or use thereof set forth in any license of Intellectual Property that do not materially impair or interfere with the value or use thereof in connection with the Company's business). Schedule 3.20 lists all Intellectual Property material to the business of the Company. To the knowledge of the Sellers, none of the Intellectual Property infringes the rights of any other person, nor have any of the Company's rights thereto been challenged. All Intellectual Property owned by the Company has, where appropriate, been duly registered with the United States Patent and Trademark Office, and each such registration is valid and effective. Notwithstanding the foregoing, the Sellers make no representation with respect to any Intellectual Property used by the Company which is owned by the Buyer or its Affiliates.

         3.21 Title to Properties. The Company has good title to all of its properties, including all of the assets reflected as owned by the Company on the Balance Sheet, in each case free and clear of any Lien, except for;

                  (a)  Liens specifically described in the Financials;

                  (b) properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Balance Sheet Date;

                  (c) Liens securing Taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable or are being contested in good faith, so long as such contest does not involve any substantial danger of the sale, forfeiture or loss of any assets; and

                  (d) Liens set forth on Schedule 3.21.

         3.22 Accounts Payable. Schedule 3.22 sets forth, and the Closing Date Financials will be delivered together with, a true and correct aged list of all accounts payable of the Company as of October 31, 1999 and the Closing Date, respectively.

         3.23 Liabilities. Except as otherwise set forth on Schedule 3.23, as at the Balance Sheet Date, the Company did not have any direct or indirect indebtedness, liability, Claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute, inchoate, contingent or otherwise ("Liabilities") that (a) were not fully and adequately reflected or reserved against on the Balance Sheet, or (b) were of a type not required to be reflected or reserved against under GAAP. Except as set forth on Schedule 3.23, the Company has not, except in the ordinary course of business, incurred any material Liabilities since the Balance Sheet Date. The Sellers have no knowledge of any circumstance, condition or event that could reasonably be expected to give rise to any Liabilities of the Company after the date hereof except in the ordinary course of business or as otherwise set forth on Schedule 3.23. Except as set forth on Schedule 3.23, the Company has no long or short term indebtedness, other than indebtedness constituting trade accounts payable incurred in the ordinary course of business, certain accrued expenses reflected in the Closing Date Financials relating to Employee vacations and the Company's 401(k) Benefit Plan.

         3.24 Suppliers and Customers. Schedule 3.24 lists, by dollar volume paid for the nine (9) months ended on September 30, 1999, the ten (10) largest beverage suppliers and the ten (10) largest beverage customers of the Company. To the knowledge of the Sellers, the relationship of the Company with such suppliers and customers, respectively, other than with CC Beverage (US) Corporation, are good commercial working relationships. Except for CC Beverage (U.S.) Corporation, no person listed on Schedule 3.24 (i) has, within the nine
(9) months preceding the date hereof, threatened in writing to limit in any material respect, cancel or otherwise terminate or, in a manner adverse to the Company, materially modify the relationship of such person with the Company or,
(ii) to the knowledge of the Sellers, intends to cancel or otherwise terminate or, in a manner materially adverse to the Condition of the Company, modify the relationship of such person with the Company.

         3.25     Employee Benefit Plans.

                  (a) Schedule 3.25(a) lists all Benefit Plans. Except as disclosed in Schedule 3.25(a), with respect to each such Benefit Plan, the Sellers heretofore have delivered, or have caused the Company heretofore to have delivered, to the Buyer true, correct and complete copies of (i) all plan texts and agreements and related trust agreements or annuity contracts; (ii) all summary plan descriptions; (iii) the three most recent annual reports (including all schedules thereto) if applicable; (iv) the most recent actuarial valuation;
(v) the most recent annual reviewed or audited financial  statement and opinion;
(vi) the most recent annual and periodic accounting of plan assets; (vii) if the plan is intended to qualify under Code Section 401(a) or 403(a), the most recent determination letter received from the IRS; and (viii) all material communications with any Governmental Body (including the DOL, IRS and PBGC).

                  (b) With respect to each Benefit Plan, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company could, directly or indirectly (through a Commonly Controlled Entity or otherwise), be subject to any liability under ERISA, the Code or any other applicable Law, except liability for benefits claims and funding obligations payable in the ordinary course.

                  (c) The Company has performed all material obligations required to be performed by it under each Benefit Plan including, but not limited to, the timely filing of all Forms 5500 and all schedules thereto (Annual Report) and the distribution to participants in the Benefit Plans, respectively, of all Summary Plan Descriptions required to be distributed by applicable law. Except as set forth on Schedule 3.25(c), each Benefit Plan conforms to, and its administration is in material compliance with, all applicable Laws (including, but not limited to, non-discrimination, top heavy and coverage testing), and each Benefit Plan has been maintained in accordance with its terms. Except as otherwise set forth on Schedule 3.25(c), each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without liability to the Company or the Buyer or any of their respective Affiliates. All premiums required by any Benefit Plan have been paid thereunder; all outstanding indebtedness for services performed or accrued vacation, holiday pay, earned commissions, accrued bonuses or other benefits owed to any Employee have been paid when due or accrued on the books of the Company. No "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to any Benefit Plan; no action or failure to act with respect to any Benefit Plan could subject the Company, any of the Sellers or the Buyer or any Benefit Plan to any material tax, penalty or other liability, for breach of fiduciary duty or otherwise, under ERISA or any other applicable law, whether by way of indemnity or otherwise.

                  (d) The Company, and each Commonly Controlled Entity, has made all payments due from such respective entity to date with respect to each Benefit Plan.

                  (e) Except as disclosed in Schedule  3.25(e),  with respect to
each  Benefit  Plan,   there  are  no  funded  benefit   obligations  for  which
contributions have not been made or properly accrued and there are no unfunded


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                                                                            17

benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Reviewed Financials.

                  (f) With respect to each Benefit Plan subject to Code Section 412 or ERISA Section 302: (i) such plan uses a funding method permissible under ERISA and the actuarial assumptions used in connection therewith are reasonable individually and in the aggregate; (ii) no such plan has incurred an accumulated funding deficiency, whether or not waived; and (iii) except as disclosed on
Schedule 3.25(f), the fair market value of the assets of such Plan exceed or equal the "projected benefit obligation" (as defined in Statement of Financial Accounting Standard No. 87), and the "amount of unfunded benefit liabilities", as defined in ERISA Section 4001(a)(18), is zero.

                  (g) Except as disclosed on Schedule 3.25(g), with respect to each Benefit Plan that is or was subject to Title IV of ERISA, no such Benefit Plan has been terminated, no filing of a notice of intent to terminate such a Benefit Plan has been made, and the PBGC has not initiated any proceeding to terminate any such Benefit Plan. The termination of any such Benefit Plan has not resulted and, except as disclosed on Schedule 3.25(g), will not result, in any liability to the Company or any Controlled Entity for any reason including, without limitation, as a result of the failure of the Company to obtain a favorable determination from the IRS in connection with such termination. No event has occurred and there exists no condition or set of circumstances which presents a material risk that any Pension Plan has or is likely to experience a "partial termination" within the meaning of Code Section 411(d)(3).

                  (h) Except as disclosed on Schedule  3.25(h),  no Benefit Plan
(i) is a "multiemployer plan" as defined in Code Section 414(f) or ERISA Sections 3(37) or 4001(a)(3) and the Company has no liability with respect to any "multiemployer plan," (ii) is a multiple employer plan within the meaning of Code Section 413(c) or ERISA Sections 4063, 4064 or 4066, or (iii) is a "multiple employer welfare arrangement" as defined in ERISA Section 3(40).

                  (i) No "reportable event" within the meaning of ERISA Section 4043 has occurred or may be reasonably expected to occur with respect to any Benefit Plan.

                  (j) There are no Claims or Liens pending or, to the knowledge of the Sellers, threatened (other than routine claims for benefits) or anticipated with respect to any Benefit Plan or against the assets of any Benefit Plan and there are no facts that could reasonably be expected to give rise to any such Claim or Lien. No assets of the Company are subject to any Lien under ERISA Section 302(f) or Code Section 412(n). Neither the Company nor any Commonly Controlled Entity has provided or would be required to provide security pursuant to Code Section 401(a)(29).

                  (k) Each Benefit Plan which is intended to qualify  under Code
Section 401(a) or 403(a) so qualifies and its related trust is exempt from taxation under Code Section 501(a) and has received a favorable determination letter from the IRS to the effect that such Benefit Plan and related trust are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively (including any amendments thereto effected by the Tax Reform Act of 1986 and subsequent legislation), or is within the applicable remedial amendment period pursuant to the Treasury Regulations in which to apply for such determination letter, and no such determination letter has been revoked nor has revocation been threatened. To the knowledge of the Sellers, nothing has occurred or is reasonably expected to occur that would adversely affect the qualified status of any such Benefit Plan or any trust related thereto subsequent to the issuance of such determination letter.

                  (l) Each Pension Plan that is not qualified under Code section 401(a) or 403(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to ERISA Sections 201(2), 301(a)(3) and 401(a)(1).

                  (m) Except as disclosed in Schedule 3.25(m), no assets of the Company are allocated to or held in a "rabbi trust" or similar funding vehicle.

                  (n) Each Benefit Plan that is a "group health plan" (as defined in ERISA Section 607(l) or Code Section 5000(b)(1)) has been operated at all times in compliance with the provisions of COBRA and any applicable similar state Law.

                  (o) Except as disclosed in Schedule 3.25(o), there are no reserves, assets, surpluses or prepaid premiums with respect to any Welfare Plan.

                  (p) No Benefit Plan is, or has ever been, a Retiree Welfare Plan.

                  (q) Except as disclosed in Schedule 3.25(q), the consummation of the Contemplated Transactions will not (i) entitle any current or former Employee to severance pay, unemployment compensation or any similar payment;
(ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former Employee; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Code Section 280G(b); or (iv) constitute or involve a prohibited transaction (as defined in ERISA Section 406 or Code Section 4975), constitute or involve a breach of fiduciary responsibility within the meaning of ERISA Section 502(l) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

                  (r) Neither the Company, any Commonly Controlled Entity, nor any entity with which the Company could be considered a single employer under 29 U.S.C. Section 2101 (a)(1) or under any relevant case law, has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time (the "Warn Act"), and within the ninety (90) day period immediately following the Closing, will not incur any such liability or obligation if, during such ninety (90) day period, only terminations of employment in the normal course of operations occur.

                   (s) There is no plan or commitment, whether legally binding or not, to establish any new Benefit Plan or to modify or terminate any Benefit

Plan, nor has any intention or commitment to do any of the foregoing been communicated.

                  (t) Set forth on Schedule 3.25(t) hereto is a list of all former or present Employees of the Company receiving payments of workmen's compensation benefits or long or short term disability benefits and, with respect to each such Employee, the amount of any such benefits.

                  (u) The Company is not an "administrator" within the meaning of Section 3(16)(A) of ERISA or a "plan sponsor" within the meaning of Section 3(16)(B) of ERISA or a "fiduciary" within the meaning of Section 3(21) of ERISA with respect to the Benefit Plans that are sponsored by the Union and to which the Company must contribute by reason of a collective bargaining agreement ("Union Plans"), and the Company has no liability or responsibility with respect to the Union Plans other than to make said contributions.

                  (v) Notwithstanding anything herein to the contrary, the representations and warranties in the second and fifth sentences of Section 3.25(c); Section 3.25(k); Section 3.25(n); and Section 3.25(o) are, with respect to the Union Plans, to the knowledge of the Sellers.

         3.26 Employee Relations. Schedule 3.26 lists as of the date hereof the number of Employees in the aggregate, the number of full-time personnel and the number of independent contractors engaged by the Company to perform services on the Company's behalf on a regular or scheduled basis. The Company is not a party to any collective bargaining agreement or any other agreement with any labor union or association representing any Employee other than that certain Agreement, dated September 23, 1999, between the Company and the Union. Without limiting anything elsewhere set forth herein, the Company has not at any time during the last five (5) years had, nor to the knowledge of the Sellers, is there now pending or threatened (i) a strike, picket, work stoppage, work slowdown or other labor dispute, or (ii) any legal, administrative or arbitral proceeding, inquiry or investigation relating to the alleged violation of any Law pertaining to labor relations or employment matters (including, without limitation, any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body), organizational activity, or other labor or employment dispute against or affecting the Company. To the knowledge of the Sellers, no event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute. There is no lock-out of any employees by the Company, and no such action is contemplated by the Company.

         3.27 Insurance. Schedule 3.27 sets forth a list (specifying the insurer, describing each pending claim thereunder of more than $25,000 and setting forth the aggregate amounts paid out under each such policy since January 1, 1998 and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, product liability, worker's compensation, vehicular and other insurance held by or on behalf of the Company. The Sellers have heretofore delivered, or caused the Company to deliver, to the Buyer true and complete copies of all such policies and binders as currently in effect. Such policies and binders are valid and binding in accordance with their terms, are in full force and effect, and insure against risks and liabilities to an extent and in a manner customary in the industry in which the Company operates. The Company has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion and to the knowledge of the Sellers, the Company is not in default with respect to any provision contained in any such policy or binder. Except for claims set forth on Schedule 3.27, there are no outstanding unpaid claims under any such policy or binder, and the Company has not received any notice of cancellation or non-renewal of any such policy or binder.

         3.28 Officers, Directors and Employees. Schedule 3.28 sets forth (a) the name, title and total compensation of each officer and director of the Company; (b) the name, title and total compensation of each other Employee; (c) all wage and salary increases, bonuses and increases in any other direct or indirect compensation received by such persons since December 31, 1998; (d) any payments or commitments to pay any accrued vacation, severance or termination pay to any such persons; and (e) any accrual for, or any commitment or agreement by the Company to pay, such increases, bonuses or pay. Except as set forth on
Schedule 3.28, there are no accruals, commitments or agreements regarding the payment of such vacation, termination or severance pay or of such increases, bonuses or pay, whether to any officer, director or employee of the Company, including, but not limited to, any Seller. Except as set forth on Schedule 3.28, the Company does not currently engage, nor has it engaged at any time within the past year, any consultant, agent or other representative.

         3.29 Year 2000 Compliance. Except to the extent set forth on Schedule 3.29, the Condition of the Company will not be adversely affected in any material respect as the result of the failure of any computer or other equipment of the Company to be Year 2000 Compliant. "Year 2000 Compliant" means either of the following: (i) in the case of technical systems (including software and equipment), the ability to (A) correctly process, provide, interpret, manipulate, store, calculate, compare, sequence and receive date/time data from, into and between the twentieth and twenty-first centuries, and years 1999 and 2000 and leap year calculations, without causing logical or mathematical inconsistencies, processing errors, loss of functionality or performance or other errors, and (B) interoperate with other technical system having the characteristics described in (A) and with date/time date of the twentieth and twenty-first centuries; or (ii) in the case of date/time data, that such data contains such information or is so formatted as to permit a technical system to correctly process, provide, interpret, manipulate, store, calculate, compare, sequence and receive such data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations, without causing logical or mathematical inconsistencies, processing errors, loss of functionality or performance or other errors with respect to such technical system.

         3.30 Operations of the Company. Except as set forth on Schedule 3.30 (and subject to the terms of Section 1.6 hereof), since the Balance Sheet Date, the Company has not:

                  (a) declared or paid any dividends or declared or made any other distributions of any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or granted any general increase in the compensation payable, or to become payable, to officers or other Employees;

                  (b) except for short-term bank borrowings in the ordinary course of business, incurred any indebtedness for borrowed money;

                  (c) reduced its cash or short-term investments or their equivalents other than (i) to meet, consistent with past practices, cash needs arising in the ordinary course of business, and (ii) to the extent of cash distributions made pursuant to Section 1.6 hereof;

                  (d) cancelled any material debt to the Company or waived any material right of the Company under any Contract or other agreement of the type required to be set forth on any Schedule other than the payoff of a liability to The Chase Manhattan Bank N.A. ("Chase Bank") as described in Section 6.4 hereof;

                  (e) made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

                  (f) materially changed any of its business policies, including advertising, investment, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition policies;

                  (g) made any loan or advance to, or guaranteed any indebtedness or other obligation of, any of its shareholders, officers, directors, present or former Employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance, or guaranteed the indebtedness or other obligation of any party;

                  (h) allowed or permitted any of its properties to become subject to any Lien (except for Liens excepted in Section 3.21 hereof), or, except for inventory in the ordinary course of business, sold, abandoned or made any other disposition of any of its properties or assets material to the Condition of the Company or made any acquisition of all or any part of the properties, capital stock or business of any other person;

                  (i) paid, directly or indirectly, any of its material Liabilities (other than its indebtedness to Chase Bank for money borrowed) before the same became due in accordance with its terms or otherwise than in the ordinary course of business or written down the value of any inventory or written off as uncollectible any accounts receivable, except as required by GAAP;

                  (j) terminated or failed to renew any Contract or other agreement that is or was material to the Condition of the Company;

                  (k) amended its Articles of Incorporation or By-laws (or comparable instruments) or merged with or into or consolidated with any other person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

                  (l) engaged in any other material transaction other than in the ordinary course of business or as disclosed on any Schedule hereto; or

                  (m) committed to take, or taken any action to authorize the taking of, any of the foregoing actions.

         3.31 Potential Conflicts of Interest. Except as set forth on Schedule 3.31, no Seller, and no officer, director or Affiliate of the Company, and no relative or spouse (or relative of such spouse) of any Seller, or of any such officer or director, and no entity directly or indirectly controlled by one or more of the foregoing (i) owns, directly or indirectly, in whole or in part, any property that the Company uses in the conduct of its business; or (ii) has any Claim whatsoever against, or owes any amount to, the Company and Claims that the Company would be required to indemnify such Seller, officer or director against under any applicable law other than any Claim for indemnification from any liability hereunder (any such Claim to indemnification other than from a liability hereunder, an "Indemnification Claim"). To the knowledge of the Sellers, no Indemnification Claim, or any facts, events or circumstances that could reasonably be expected to give rise to an Indemnification Claim, currently exist(s).

         3.32 Full Disclosure. There is no fact or facts known to any of the Sellers that has not been disclosed by the Sellers to the Buyer in writing that materially adversely affects or, so far as the Sellers can now reasonably foresee, will materially adversely affect, the Condition of the Company or the ability of the Sellers to perform this Agreement. No representation or warranty of the Sellers in this Agreement or the Escrow Agreement, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading.

         3.33  Limitation on Representations.

                  (a) The term "to the knowledge of the Sellers" (or any variation thereof), as used herein, shall mean the actual knowledge of Gilbert Kaplan, Robin Kaplan and Irene Graulich, after reasonable inquiry. For purposes of the preceding sentence, "reasonable inquiry" shall be understood to include, without limitation, inquiry of all Employees of the Company who perform any managerial functions on the Company's behalf.

                  (b) The Sellers shall have no liability hereunder or otherwise with respect to any breach of representation or warranty arising out of or relating to the recognition of income or accrual of liabilities resulting solely from timing differences in the accounting treatment between the Financials and any future methodology utilized by the Company; provided, that, except as otherwise specifically provided in Section 1.3 and Schedule 1.3, any such accounting treatment reflected in the Financials is in accordance with GAAP.

                                   ARTICLE IV
                 Representations and Warranties of Each Seller

         Each Seller, severally and not jointly, represents and warrants to the Buyer as follows (except as to Section 4.4 which is the representation and warranty solely of Gilbert and Marilyn Kaplan):

         4.1 Title to the Shares. As of the Closing Date, such Seller owns, beneficially and of record and free and clear of any Lien, the Shares set forth opposite such Seller's name on Schedule 4.1, and, upon delivery of and payment for such Shares at the Closing as herein provided, such Seller will convey to the Buyer good and valid title thereto, free and clear of any Lien.

         4.2 Authority to Execute and Perform Agreement. Such Seller has full legal right and power, and all authority and approvals required, to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby to which such Seller is a party including the Escrow Agreement, and to perform fully such Seller's obligations hereunder and thereunder. This Agreement has been duly executed and delivered by such Seller (and if an individual has executed this Agreement on such Seller's behalf, such individual is duly authorized to sign, and bind such Seller to its obligations under, this Agreement), and each and every agreement and instrument contemplated hereby to which such Seller is a party, including the Escrow Agreement, has been duly executed and delivered by such Seller and (assuming due execution and delivery hereof and thereof by the other parties hereto and thereto) this Agreement and each such other agreement and instrument are the valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms. If any action is required to authorize such Seller to enter into this Agreement and the Escrow Agreement, such action has been duly taken.

         4.3 No Consent, Conflict Etc. Except as set forth on Schedule 4.3, the execution and delivery by such Seller of this Agreement and each and every agreement and instrument contemplated hereby to which such Seller is a party, including the Escrow Agreement, the consummation of the transactions contemplated hereby and thereby and the performance by such Seller of this Agreement and each such other agreement and instrument in accordance with their respective terms and conditions will not:

                  (a) require such Seller to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Body or any other person;

                  (b) with or without notice and/or lapse of time, violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute a default under, any Contract by or to which the Shares held by such Seller are or may be bound or subject or which could reasonably be expected to have a material adverse effect on the ability of such Seller to consummate the Contemplated Transactions;

                  (c) violate any Law or Order of any Governmental Body applicable to such Seller or to the Shares held by such Seller;

                  (d) result in the creation of any Lien on the Shares held by such Seller; or

                  (e) as applicable, violate or breach the terms of any trust agreement or other agreement under which such Seller was created.

         4.4 Retirement of Gilbert and Marilyn Kaplan. Each of Gilbert Kaplan and Marilyn Kaplan hereby represents and warrants to the Buyer that he/she intends to retire from any active participation in any commercial enterprise within the food and beverage industry immediately following the Closing.

                                   ARTICLE V
                  Representations and Warranties of the Buyer

         The Buyer represents and warrants to the Sellers as follows:

         5.1 Due Incorporation and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being and as heretofore conducted.

         5.2 Authority to Execute and Perform Agreement. The Buyer has the power and authority, and all approvals required to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby to which the Buyer is a party including the Escrow Agreement, and to perform fully its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Buyer, and each and every agreement and instrument contemplated hereby to which the Buyer is a party, including the Escrow Agreement, has been duly executed and delivered by the Buyer and (assuming due execution and delivery hereof and thereof by the other parties hereto and thereto) this Agreement and each such other agreement and instrument are the valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms.

         5.3 No Consents, Conflicts, Etc. Except as set forth on Schedule 5.3, the execution and delivery by the Buyer of this Agreement and each and every other agreement and instrument contemplated hereby to which the Buyer is a party, including the Escrow Agreement, the consummation of the transactions contemplated hereby and thereby and the performance by the Buyer of this Agreement and each such other agreement and instrument in accordance with their respective terms and conditions will not:

                  (a) violate any provision of the Articles of Incorporation or By-laws of the Buyer;

                  (b) require the Buyer to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Body or any other person;

                  (c) violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Contract to which the Buyer is a party or by or to which the Buyer or any of its properties is or may be bound or subject; or

                  (d) violate any Law or Order of any Governmental Body applicable to the Buyer.

         5.4 Full Disclosure. There is no fact or facts known to the Buyer that has not been disclosed by the Buyer to the Sellers in writing that materially adversely affects or, so far as the Buyer can now reasonably foresee, will materially adversely affect the ability of the Buyer to perform this Agreement. No representation or warranty of the Buyer contained in this Agreement or the Escrow Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading.

         5.5 Claims and Proceedings. As of the date of this Agreement, there are no outstanding Orders of any Governmental Body against or involving the Buyer which could reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the Closing or any of the other Contemplated Transactions. Except as set forth on Schedule 5.5, to the knowledge of the Buyer, as of the date of this Agreement, there are no Claims (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or to the knowledge of the Buyer, threatened, against the Buyer or any of its properties, owned or leased, which could reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the Closing or any of the other Contemplated Transactions. Except as set forth on Schedule 5.5, to the knowledge of the Buyer, no event has occurred that may reasonably be expected to give rise to any Claim that would be required to be set forth on
Schedule 5.5. All notices required to have been given to any insurance company listed as insuring agent against any Claim set forth on Schedule 5.5 have been timely and duly given and, except as set forth on Schedule 5.5, no insurance company has asserted, orally or in writing, that such Claim is not covered by the applicable policy relating to such Claim.

         5.6 Investment Intent. The Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

         5.7 Buyer Claims Against Company. To the knowledge of the Buyer, after inquiry of employees of the Buyer with management responsibilities relating to Contracts between the Buyer, or any Affiliate of the Buyer, and the Company, (i) neither the Buyer, nor any Affiliate of the Buyer, has any material Claim against the Company under the terms of, and (ii) the Company is not in material breach or violation of the terms of, any Contract between the Company, on the one hand, and the Buyer or any Affiliate of the Buyer, on the other.

                                                                            26
                                   ARTICLE VI
                            Covenants and Agreements

         6.1 Expenses. The parties to this Agreement shall, except as otherwise specifically provided herein or in the Escrow Agreement, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including, without limitation, all fees and expenses of their respective agents, representatives, counsel and accountants; provided, however, that all fees and other expenses payable to the Escrow Agent under the terms of the Escrow Agreement shall be borne evenly by the Sellers and the Buyer.

         6.2 Indemnification Against Brokerage Claim. The Sellers represent and warrant to the Buyer that no broker, finder, agent or similar intermediary (a "Broker") has acted on behalf of the Company or any of the Sellers in connection with this Agreement or the Contemplated Transactions, and that there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company, or any of the Sellers, or any action taken by the Company, or any of the Sellers. The Sellers agree, jointly and severally, to indemnify and hold harmless the Buyer from any Claim or demand for commission or other compensation by any Broker claiming to have been employed by or on behalf of the Company, or any of the Sellers, and to bear the cost of the documented reasonable legal expenses incurred in defending against any such claim. The Buyer represents and warrants to the Sellers that no Broker has acted on behalf of the Buyer in connection with this Agreement or the Contemplated Transactions, and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Buyer, or any action taken by the Buyer. The Buyer agrees to indemnify and hold harmless the Sellers from any Claim or demand for commission or other compensation by any Broker claiming to have been employed by or on behalf of the Buyer, and to bear the cost of documented reasonable legal expenses incurred in defending against any such claim.

         6.3 Permit Transfers. The Sellers covenant to the Buyer that they have caused the transfer, reissuance or modification of all Permits (including any Permits issued pursuant to Safety and Environmental Laws) to the extent that such is required to cause the Permits to remain in full force and effect in the possession of the Company after the Closing.

         6.4      [INTENTIONALLY OMITTED]

         6.5      Tax Covenants.

                  (a) The Sellers  shall join with the Buyer and its  Affiliates in making an election under Section 338(h)(10) of the Code (and comparable elections pursuant to state and local law) with respect to the purchase and sale of the Shares (such election under Section 338(h)(10) of the Code, coupled with all comparable state and local elections, being collectively referred to as the "Section 338 Election") and shall not take any position inconsistent with the
Section 338 Election. Sellers shall (a) cause an IRS Form 8023 that has been completed in accordance with Treasury Regulations Section 1.338(h) (10)-1 and all comparable forms required or appropriate pursuant to any relevant state law to be executed at the Closing (or at such other time as may be determined by the Buyer), and (b) take such other action as the Buyer shall reasonably request, including, but not limited to, providing the Buyer with any requested information and causing appropriate persons to take any action required or appropriate for the making of such Section 338 Election in accordance with Treasury Regulations Section 1.338(h)(10)-1 and Form 8023 (and in accordance with relevant state and local law). The Section 338 Election shall be based upon the Purchase Price allocation determined by the Buyer; provided, however, that fixed assets shall be valued at their respective tax basis, as set forth in the Tax Return of the Company for the year ended December 31, 1999, unless otherwise mutually agreed by the Sellers and the Buyer. The Sellers shall, together with the Buyer, appropriately and timely prepare and file an IRS Form 8594 (and any other forms required by Section 338(h)(10)(C) or 1060 of the Code) reporting the sale and purchase made pursuant to this Agreement (and in accordance with relevant state and local law). The Sellers shall be jointly and severally responsible for the payment of, and shall jointly and severally indemnify Buyer, Buyer's Affiliates and the Company against, any Taxes resulting from the Section 338 Election, including any Taxes under Section 1374 of the Code or comparable state provision.

                  (b) The Sellers shall timely prepare all Tax Returns with respect to periods ending on or before the Closing Date in a manner consistent with prior years and all applicable laws and regulations, except as otherwise agreed to by the Buyer in writing. The Buyer shall cooperate in all such respects as the Sellers may reasonably request in connection with the preparation of such Tax Returns. The Sellers shall, at least thirty (30) days prior to the date upon which such Tax Returns are required to be filed (as applicable to each Tax Return, the "Filing Date"), submit a copy of each such Tax Return to the Buyer, and the Sellers shall first obtain the consent of the Buyer prior to filing any such Tax Return, which consent shall not be unreasonably withheld or delayed. If the Buyer shall reasonably disagree with the Sellers on the proper reporting of such Tax Returns, either (i) the Sellers will revise such Tax Returns in a manner acceptable to the Buyer, or (ii) the Buyer and the Sellers shall submit their disagreement to the Resolution Accountants for resolution, whose decision shall be conclusive and binding upon the parties. The fees and expenses of the Resolution Accountants shall be borne equally by the Buyer and the Sellers. If any dispute between the Sellers and the Buyer with respect to a Tax Return that is submitted to the Buyer for review at least thirty (30) days prior to the Filing Date of such Tax Return has not been resolved (either by mutual agreement of the Sellers and the Buyer or by the determination of the Resolution Accountants) prior to such Filing Date, and, as a result, any penalties and/or interest are payable in respect of such Tax Return, the Buyer shall, upon demand, reimburse the Sellers for such penalties or interest if the dispute relating to such Tax Return is resolved in favor of the Sellers (or if the dispute is resolved partially in favor of the Sellers, such proportion of such penalties and/or interest as most closely approximates the proportion of the dispute that is resolved in favor of the Sellers). The Buyer shall prepare all Tax Returns with respect to periods ending on or after the Closing Date, including any Tax Return with respect to a period beginning on or before the Closing Date and ending after the Closing Date.

                  (c) The Sellers hereby agree, jointly and severally, to indemnify the Buyer and its Affiliates (including the Company) against, and hold them harmless from, (i) all liability for Taxes of the Company and the Sellers attributable to taxable years or periods ending on or before the Closing Date and, in the case of taxable years or periods beginning before and ending after the Closing Date, the portion of such period ending on and including the Closing Date (assuming that the Closing Date were the last day of the Company's taxable year), and (ii) all liability for Taxes resulting from the Contemplated Transactions.

                  (d) If the Buyer receives written notice of any assessment, official inquiry, examination or administrative or judicial proceeding ("Tax Audit") that could give rise to an official determination with respect to Taxes for which the Sellers are required to indemnify the Buyer and/or its Affiliates, the Buyer shall promptly so notify the Sellers in writing. If the Sellers receive written notice of any Tax Audit that could give rise to any official determination with respect to Taxes due or payable by the Buyer and/or its Affiliates, the Sellers shall promptly so notify the Buyer.

                  (e) Except with respect to any taxable year that begins on or before the Closing Date and ends after the Closing Date, the Sellers shall have the right, at the Sellers' expense, to control and direct the contest and/or settlement of any issue raised in a Tax Audit that could reasonably be expected to give rise to an official determination with respect to Taxes for which the Sellers are required to indemnify the Buyer and/or its Affiliates; provided, however, that the Buyer may, at its own expense, participate in any such Tax Audit; and provided further, that the Sellers shall not, without the Buyer's consent (which consent shall not be unreasonably withheld), settle any such issue or take any action that could give rise to an increase in Taxes (or a decrease in tax benefits) in any period for which the Sellers are not required to indemnify the Buyer and/or its Affiliates. The Buyer shall fully cooperate with the Sellers, as the Sellers may reasonably request, in any such Tax Audit. Any contest and/or settlement of any issue raised in any Tax Audit that could reasonably be expected to result in an official determination with respect to Taxes due or payable that relate to a period beginning on or before the Closing Date and ending after the Closing Date shall be conducted jointly by the Buyer and the Sellers and a settlement (at the administrative level or during the course of judicial proceedings) may only be entered into with the consent of both the Buyer and the Sellers which consent shall not be unreasonably withheld or delayed.

                  (f) The Sellers shall be liable for any stock transfer Taxes and other sales, use, conveyance, stamp, duty, transfer, reporting and similar fees and Taxes applicable in connection with the transfer of the Shares.

                  (g) Without the consent of the Sellers, neither the Buyer or the Company shall extend any applicable statute of limitations for any period ended prior to the Closing Date.

                  (h) The parties acknowledge that the Contemplated Transactions will result in the termination of the Company's S corporation election for federal and New York corporate income tax purposes effective as of the Closing Date. Pursuant to Code Section 1362, the Company will be required to file a short period tax return as an S corporation for the period from January 1, 2000 through the Closing Date ("S short year") and will be required to file a short period tax return as a C corporation for the period from and including the date immediately following the Closing Date through the end of its tax year ("C short year"). In order to apportion the Company's 2000 income and expenses between the S short year and the C short year, such income and expenses shall be apportioned, for tax and accounting purposes, under the closing of the books method consistent with Code sections 1362(e)(3) and 1362(e)(6)(D) and the Regulations thereunder. The Sellers, the Company and the Buyer shall take all action necessary to make the election to have the closing of the books method apply and shall timely file such elections and reports, including the election required under Regulation Section 1.1362-6(a)(5), as may be required to effectuate the use of the closing of the books method.

                  (i) The  representations  and warranties  contained in Section
3.9 will survive until six (6) months after the expiration of any applicable statute of limitations (including extensions) and the provisions contained in this Section 6.5 shall survive indefinitely.

         6.6 Further Assurances. Each of the parties shall, promptly upon request, execute such documents and instruments, and take such further actions, as may be reasonably required or desirable to carry out the provisions hereof and consummate the Contemplated Transactions.

         6.7 Accounts and Notes Receivable. (a) After the Closing, the Buyer shall cause the Company to use its commercially reasonable best efforts to collect any and all of its uncollected accounts and notes receivable ("Uncollected Receivables"). The Buyer agrees to consult with Gilbert Kaplan and Irene Graulich concerning the procedures to be followed with respect to, and to permit Irene Graulich to assist with, such collection efforts and to employ, in connection with such collection efforts, procedures similar to those generally employed in similar collection situations by Snapple brand beverage distributors in the New York, New Jersey and Connecticut region (including, without limitation, Millrose Distributors, Inc. and Mr. Natural); provided, however, that in no event shall the Buyer be obligated to commence any legal proceedings in connection with any such collection efforts. The Buyer further agrees to use its commercially reasonable best efforts to cause the Company to apply any amounts received by the Company with respect to such Uncollected Receivables, first, against the oldest outstanding accounts receivable on the books and records of the Company from such account debtor; provided, however, that if an account debtor specifically requests, without any inducement from the Company or the Buyer, that any amounts received by the Company from such account debtor be applied other than against the oldest outstanding accounts receivable from such account debtor, the Company shall be free to comply with such request.

         6.8 Suspension of Operations. The Sellers agree that they shall not permit the Company to conduct any business or operations on January 1, or January 2, 2000, nor to take any action on or as of January 1, or January 2, 2000 (other than the consummation of the Contemplated Transactions), that would cause or could reasonably be expected to result in any material change in the information to be set forth in the Closing Date Financials from that existing as of December 31, 1999. Nothing in this Section shall, in the event that the Closing Date is extended beyond January 2, 2000, prohibit the Company from conducting its operations in the normal course of its business on and after January 3, 2000 until the Closing Date.

                                  ARTICLE VII
                       Closing Deliveries of the Sellers

         The following have been delivered by the Sellers at the Closing:

         7.1 Share Certificates. Each Seller has, in accordance with Section 1.4, delivered to the Buyer the stock certificate or certificates representing the Shares owned by such Seller.

         7.2 Certificate of Good Standing. The Sellers have delivered to the Buyer a certificate of good standing of the Company certified by the Secretary of State of the State of New York.

         7.3 Opinion of Counsel to the Sellers. The Sellers have delivered to the Buyer the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to the Sellers, dated the date of the Closing and addressed to the Buyer, in the form of Exhibit B.

         7.4 Escrow Agreement. The Sellers have each executed and delivered to the Buyer a copy of the Escrow Agreement.

         7.5 Releases. Each officer and director of the Company has executed and delivered to the Company and the Buyer duplicate counterparts of a Release and Waiver Agreement, dated the date of the Closing, in the form of Exhibit C.

         7.6 Resignations. The written resignations, effective as of the Closing Date, of all of the directors and officers of the Company, and, to the extent applicable, the written resignations, effective as of the Closing Date, of the Sellers, respectively, (i) as the trustees of the Benefit Plans of the Company, respectively, and (ii) as Employees of the Company, have been delivered to the Buyer.

         7.7 FIRPTA Affidavit. Each Seller has delivered to the Buyer an affidavit, sworn to under penalty of perjury, setting forth such Seller's name, address and Federal tax identification number and stating that such Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

         7.8 Release from Bank Debt. The Sellers have delivered to the Buyer the written acknowledgment of the appropriate officers of Chase Bank to the effect that the Company no longer has any liabilities or obligations to Chase Bank (the "Chase Payoff Letter"), together with UCC-3 Termination Statements executed by appropriate officers of Chase Bank (the "UCC-3 Termination Statements") which evidence the termination of all security interests of Chase Bank in any property of the Company.

                                  ARTICLE VIII
                        Closing Deliveries of the Buyer

         8.1 Purchase Price. The Buyer has paid the Purchase Price in the manner specified in Section 1.2.

         8.2 Officer's Certificate. The Buyer has delivered to the Sellers a certificate, dated as of the Closing Date, executed by the President or a Vice President of the Buyer, certifying that (i) the Board of Directors of the Buyer has duly adopted resolutions, copies of which are attached to such certificate,
(A) approving the terms of this Agreement and any agreement to be delivered in accordance with this Agreement and authorizing the consummation of the Contemplated Transactions, and (B) authorizing an officer of the Buyer to execute and deliver this Agreement and all necessary ancillary documents; and
(ii) all of such resolutions are in full force and effect.

         8.3 Certificate of Good Standing. The Buyer has delivered to the Sellers a certificate of good standing of the Buyer certified by the appropriate official of the State of Delaware.

         8.4 Escrow Agreement. The Buyer has executed and delivered to the Sellers a copy of the Escrow Agreement.

         8.5 Opinion of Counsel to the Buyer. The Buyer has delivered to the Sellers the opinion of Rubin Baum LLP, counsel to the Buyer, dated the date of Closing and addressed to the Sellers, in the form of Exhibit D.

                                   ARTICLE IX
                                Seller Covenants

         9.1  Seller  Acknowledgments.  Each  Seller  acknowledges  that (i) the
Company is engaged in the business of the sale and distribution of beverage products (the "Company Business"); (ii) the Company Business is conducted throughout Nassau and Suffolk Counties in the State of New York; (iii) his/her/its relationship with the Company has given and will continue to give him/her/it trade secrets of and confidential information concerning the Company;
(iv) the agreements and covenants contained in this Article 9 are essential to protect the business and goodwill of the Company, all of the issued and outstanding Shares of which are being purchased by the Buyer; and (v) the Buyer would not purchase the Shares but for such agreements and covenants.

                  (a)  Non-Compete.   (i)  Each  of  Irene  Graulich  and  Robin
Kaplan-Goldstein (each, an "Active Seller") and each of Gilbert Kaplan and Marilyn Kaplan (together with the Active Sellers, the "Restricted Sellers") agrees that for a period of three (3) years following the Closing (the "Restricted Period"), she or he shall not, in the States of Connecticut, New York, New Jersey and Pennsylvania, directly or indirectly (1) engage in the Company Business for such Restricted Seller's own account; (2) except as agreed to in writing by the Buyer, directly or indirectly render any services to any person engaged in such activities; or (3) become interested in any such person in any capacity, including as a partner, shareholder, principal, agent, trustee or consultant; provided, however, a Restricted Seller may own, directly or indirectly, solely as an investment, securities of any person traded on any national securities exchange or quoted in the NASDAQ system or the over-the-counter market if such Restricted Seller is not a controlling person of, or a direct or indirect member of a group which controls, such person and does not, directly or indirectly, own, of record or beneficially, 5 % or more of any class of securities of such person. The Buyer acknowledges and agrees that nothing in this paragraph (a)(i) shall be deemed to impose any restriction or limitation on Kurt Graulich, the husband of Irene Graulich. Each Restricted Seller hereby expressly waives any right that such Restricted Seller may have under applicable law to hereafter engage in the Company Business, except to the extent permitted under the terms of this Agreement.

                  (ii) In consideration of the covenants of the Active Sellers set forth in subparagraph (a)(i) above, the Buyer agrees to pay to each of the Active Sellers the sum of $1,000,000. Such sum shall be payable in twenty (20) equal installments, without interest (such installment payments, the "Covenant Payments"). The first Covenant Payment shall be due and payable on July 2, 2000 and the balance of the Covenant Payments at consecutive six-month intervals thereafter. Each of the Active Sellers hereby agrees that in the event of the breach or violation by either Active Seller of her covenants set forth in this
Section 9.1(a), the Buyer shall be entitled (without limiting any other right to remedy available to it) to terminate the payment of all Covenant Payments.

                  (b) Confidential Information; Personal Relationships. Each Seller promises and agrees that, neither during the Restricted Period nor at any time thereafter, shall he/she/it disclose to any person (except to the Buyer or an Affiliate of the Buyer, or to an Employee or other person engaged to render services to the Company in furtherance of the duties and responsibilities to be performed by such Employee or engaged person on the Company's behalf), and that he/she/it will not use for the benefit of himself/herself/itself or others, any Confidential Information or Trade Secrets of the Company obtained by such Seller while an officer, director, employee and/or stockholder of the Company;
provided, however, that this provision shall not preclude the Sellers from use or disclosure of information if, but solely to the extent that, (i) use or disclosure of such information shall be required by applicable Law or Order of any Governmental Body (provided prompt written disclosure of such requirement is delivered to the Buyer and the Buyer may seek, if it deems it appropriate, a protective order); (ii) use or disclosure of such information is reasonably required in connection with any Claim against or involving such Seller; or (iii) such information is readily ascertainable from public or published information or trade sources (other than information known generally to the public as a result of a violation of this Section 9.1(b) by any Restricted Seller).

                  (c) Property of the Company. Each Seller agrees that all memoranda, notes, lists, records and other documents (and all copies thereof and extracts therefrom), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Company or a Seller, or made available to a Seller, relating to the Company, are and shall be the property of the Company, and shall be delivered to the Company promptly after the Closing or at any other time thereafter promptly upon the written request of the Buyer. Each Seller agrees to deliver to the Company, promptly after the Closing or at any other time thereafter promptly upon the written request of the Buyer, all property previously supplied, paid for or delivered by the Company including, without limitation, telephones, computers, automobiles, fax machines and any other Company property. Anything herein to the contrary notwithstanding, each Seller shall be entitled to make and retain copies of such records, documents and other materials relating to such Sellers' ownership of Shares that may be reasonably necessary to the preparation of any tax return of such Seller, provided that all such records, documents and other materials shall be held by such Seller in strict confidence (other than to the extent reasonably required to prepare such tax returns) and subject to the confidentiality obligations set forth in Section 9.1(b) above.

                  (d) Employees of the Company. Each Seller agrees that, except as agreed to in writing by the Buyer and such Seller, during the Restricted Period, such Seller shall not, directly or indirectly on behalf of any other individual or any corporation or other business entity, hire or solicit any Employee, or encourage or induce any such Employee, to leave his or her employment with the Company.

         9.2 Rights and Remedies Upon Breach. If any Seller breaches, or threatens to commit a breach of, any of the provisions of Section 9.1 (the "Restrictive Covenants"), the Buyer and the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other available rights and remedies available hereunder or under Law (including, without limitation, in the event of a breach of Section 9.1(a) by either Active Seller, ceasing to make further Covenant Payments and, if appropriate, the recovery of Covenant Payments already made) or in equity:

                  (a) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy.

                  (b) Accounting. The right and remedy to require each Seller to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by such Seller as the result of any transactions by such Seller constituting a breach of the Restrictive Covenants.

         9.3 Severability of Covenants. Each Seller acknowledges and agrees that as to it the Restrictive Covenants applicable to such Seller are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable as to the Sellers or as to any Seller, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect as to the Sellers or such Seller, without regard to the invalid portions.

         9.4 Blue-Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable as to the Sellers or to any Seller because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, as to the Sellers or such Seller, and, in its reduced form, such provision shall then be enforceable.

          9.5 Enforceability in Jurisdictions. The Buyer and each Seller intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Buyer and each Seller that such determination not bar or in any way affect the Buyer's or the Company's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Restrictive Covenants, as to breaches of the Restrictive Covenants in such other respective jurisdictions, the Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

                                   ARTICLE X
                   Survival of Representations and Warranties

         10.1 Survival of Representations and Warranties of the Sellers. Notwithstanding any right of the Buyer to investigate fully the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of the Sellers contained in this Agreement or in any Documents delivered pursuant to this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder. Except for those representations and warranties in Sections 3.4, 3.5, 4.1, 4.2 and 6.2 (all of which representations and warranties shall survive without limitation), all representations and warranties of the Sellers contained in this Agreement shall terminate and expire
(a) on June 30, 2001, with respect to any General Claim based upon, arising out of or otherwise in respect of any fact, circumstance or Claim of which the Buyer prior to that date shall not have given notice to the Sellers (containing a description of such General Claim in reasonable detail); (b) as provided in
Section 6.5(i), with respect to any Tax Claim; (c) three (3) years after the Closing Date, with respect to any Safety and Environmental Claim based upon, arising out of or otherwise in respect of any fact, circumstance or Claim of which the Buyer prior to that date shall not have given notice to the Sellers (containing a description of such Claim in reasonable detail); and (d) with respect to any ERISA Claim based upon, arising out of or otherwise in respect of any fact, circumstance or Claim of which the Buyer prior to that date shall not have given notice to the Sellers (containing a description of such Claim in reasonable detail), thirty (30) days after the date upon which the liability to which any such ERISA Claim may relate is barred by all applicable statutes of limitations.

         10.2 Survival of Representations and Warranties of the Buyer. The representations and warranties of the Buyer shall survive the execution and delivery of this Agreement and the Closing hereunder (i) with respect to the representations and warranties in Sections 5.1, 5.2 and 5.6, indefinitely, and
(ii) with respect to the  representations  and  warranties in Sections 5.3, 5.4,
5.5 and 5.7, until June 30, 2001.

                                   ARTICLE XI
                            General Indemnification

         11.1  Obligation of the Sellers to Indemnify.

                  (a)  Subject to the  limitations  contained  in Article 10 and
Section 11.4, the Sellers jointly and severally agree to indemnify, defend and hold harmless the Buyer, and its directors, officers, employees, Affiliates (including, without limitation, the Company), successors and assigns, from and against all Claims, losses, liabilities, damages, deficiencies, judgments, assessments, fines, settlements, costs or expenses (including interest, penalties and documented reasonable fees and expenses of attorneys, experts, personnel and consultants incurred by the indemnified party in any action or proceeding between the indemnifying party and the indemnified party or between the indemnified party and any third party, or otherwise) ("Losses") based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Sellers, or any of them, contained in this Agreement or in any documents or instruments delivered by the Sellers pursuant to this Agreement, except to the extent otherwise covered by
Section 11. 1 (b).

                  (b) Each Seller, severally and not jointly, agrees to indemnify, defend and hold harmless the Buyer, and its directors, employees, officers, Affiliates (including, without limitation, the Company), successors and assigns, from and against all Losses based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation or warranty of such Seller contained in Article 4; or (ii) any breach of any covenant or agreement of such Seller contained in Article 9; provided, however, that notwithstanding anything in this Section 11.1 to the contrary, the Buyer shall have the right to cease making all Covenant Payments and, if appropriate, to recover all Covenant Payments already made, in the event of the breach by either Active Seller of Section 9.1(a).

         11.2 Obligation of the Buyer to Indemnify. The Buyer agrees to indemnify, defend and hold harmless (i) the Sellers from and against all Losses based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement or in any documents contemplated hereby to be delivered by the Buyer or any claim asserted against the Sellers relating to or arising from the ownership or operation of the Company and its business on or after the Closing Date, and (ii) Meryll Foods, Inc. from and against all Losses based on or arising from any action or omission of the Buyer that constitutes a breach or violation of the terms of the Lease (except to the extent such claim arises from or relates to any misrepresentation of a Seller herein or any breach or violation by a Seller of any covenant or agreement contained herein or any action by Meryll Foods, Inc.), and (iii) the Sellers on an after-Tax basis against any additional Tax imposed on the Sellers that is attributable to a difference in federal income tax rates between long term capital gain and ordinary income, which additional tax may result from the shipment between December 27 and 31, 1999 to the Company of up to 75 trailers of Snapple products being included in the Company's inventory for purposes of the computation of the Sellers' federal tax liability under Sections 263(a) and 338(h)(10) of the Code.

         11.3  Notice and Opportunity to Defend.

                  (a) All claims under this Article 11 by any party entitled to indemnification under this Article 11 (an "Indemnitee") shall be asserted and resolved as follows: promptly after receipt by the Indemnitee of notice of any Claim or circumstances which, with the lapse of time, could reasonably be expected to give rise to a Claim or the commencement (or threatened commencement) of a Claim including any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give prompt notice thereof (the "Claims Notice") to the party from whom the Indemnitee is seeking indemnification under this Article 11 (the "Indemnifying Party"); provided, however that failure by Indemnitee to promptly give a Claims Notice shall not affect the Indemnitee's rights hereunder unless the ability of the Indemnifying Party to defend the subject Claim is prejudiced thereby. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee. Anything herein to the contrary notwithstanding, if the Indemnifying Party is a Seller or all of the Sellers, the Claims Notice shall be given to the Sellers' Representative.

                  (b) (i) The  Indemnifying  Party  may elect to  compromise  or defend, at its own expense and by its own counsel, any Asserted Liability, except (A) any Asserted Liability by any supplier, grantor of product distribution rights, subdistributor, area route distributor or customer of the Company with respect to the business conducted by the Company prior to the Closing, which shall be subject to Section 11.3(b)(ii); or (B) any Asserted Liability concerning the compliance of the operations or properties of the Company with Safety and Environmental Laws, which shall be subject to Section 11.3(b)(iii). If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) calendar days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate in all such manners as the Indemnifying Party reasonably requests, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may (without limiting the indemnification liability of the Indemnifying Party hereunder) pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any Asserted Liability over the objection of the other; provided, however, consent to settlement or compromise shall not be unreasonably withheld or delayed. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

                  (ii) Notwithstanding anything to the contrary in Section 11.3(b)(i), in the case of any Asserted Liability by any supplier, grantor of product distribution rights, subdistributor, area route distributor or customer of the Company with respect to the business conducted by the Company prior to the Closing in connection with which the Buyer may make a claim against the Sellers for indemnification pursuant to Section 11.1, the Buyer shall have the exclusive right at its option to defend any such Asserted Liability, subject to the duty of the Buyer to consult with the Indemnifying Party and its attorneys in connection with such defense and provided that no such Asserted Liability shall be compromised or settled by the Buyer without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall have the right to recommend in good faith to the Buyer proposals to compromise or settle Asserted Liabilities brought by a supplier, grantor of product distribution rights, subdistributor, area route distributor or customer of the Company. All amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any Governmental Body, and all amounts required to be paid in connection with any such compromise or settlement consented to by the Indemnifying Party, shall be borne and paid by the Indemnifying Party. The parties agree to cooperate fully with one another in the defense, compromise or settlement of any such Asserted Liability.

                  (iii) Notwithstanding anything to the contrary in Section 11.3(b)(i), in the case of any Asserted Liability likely to result in Environmental Compliance Costs in connection with which the Buyer may make a claim against the Sellers for indemnification pursuant to Section 11. 1, the Buyer shall have the exclusive right at its option to defend any such Asserted Liability, subject to the duty of the Buyer to provide copies of all relevant documentation generated in connection with the defense of such Asserted
Liability to the Indemnifying Party and provided that the Environmental Compliance Costs incurred by the Buyer shall be indemnifiable by the Sellers only to the extent that they are Commercially Reasonable Costs.

         11.4 Limitations on Indemnification. The indemnification provided for in Section 11.1 shall be subject to the following limitations:

                  (a) The  Sellers  will  have no  liability  and  shall  not be obligated to pay any amounts for indemnification under Section 11.1, except those based upon, arising out of or otherwise in respect of Sections 3.4, 3.5, 3.6, 3.9, 3.25, 6.1 and 6.2, the last sentence of Section 3.16(a), and Articles 4 and 9 (the "Basket Exclusions"), until the aggregate amounts for indemnification under Section 11.1, exclusive of those based on the Basket Exclusions, equals $175,000 (the "Basket Amount"), whereupon the Sellers shall be obligated to provide indemnification hereunder solely for the amount of the Sellers' indemnification liability under Section 11.1 in excess of the Basket Amount.

                  (b) The  Sellers  shall be  obligated  to pay any  amounts for indemnification based on the Basket Exclusions (in accordance with their liability as set forth in Section 11.1) without regard to the individual or aggregate amounts thereof and without regard to whether all other indemnification payments shall have exceeded, in the aggregate, the Basket Amount.

                  (c) In no event shall the aggregate amount of the Sellers' indemnification obligations hereunder exceed $16,800,000.

                  (d) Except with respect to Claims involving fraud, the indemnification afforded by this Agreement will be the sole and exclusive remedy against any Indemnifying Party for any Claims of any Indemnified Party and its directors, officers, and employees with respect to matters arising out of this Agreement.

                  (e) The Indemnifying Party shall not have any liability with respect to Claims to the extent that the Indemnifying Party can establish that they are caused solely by the Indemnified Party's failure to provide the Indemnifying Party with prompt and continuing notice as provided in Section 11.3.

                  (f) The Sellers shall not be obligated to pay any amounts for indemnification under Section 11.1 with regard to any Claims arising out of, or otherwise based upon a breach of, Sections 3.17, 3.18 or 3.22 if the matters constituting the basis for such Claim are clearly disclosed on the Closing Date Financials or are otherwise disclosed to the Buyer and taken into account in the calculation of working capital or the EBITDA payment pursuant to Section 1.3.

                  (g) The Sellers shall have no obligation to pay any amounts for indemnification under Section 3.13 with respect to any Losses arising from any violation of Safety and Environmental Laws, or otherwise arising from any event or circumstance referred to in Section 3.13(g), unless (1) any of the Sellers have knowledge of such violation, event or circumstance, (2) such violation, event or circumstance arose from any act or omission of or attributable to the Company or any of its Affiliates, any past or current Employee of the Company or any of its Affiliates, or any other person acting on behalf of, or in the service or upon the direction of, the Company or any of its Affiliates, or any other person for whom the Company may be held responsible, or
(3) such Losses constitute Environmental Compliance Costs arising out of or relating to, or incurred as the result of, or Losses otherwise resulting from, any Remedial Action performed , or required to be performed, pursuant or in response to (i) any Environmental Claim of any federal, state or local governmental agency or other authority, or (ii) any Claim, Order or other ruling or determination of any federal, state or local governmental agency or other authority, or (iii) any notice to the Company, written or oral, from any third party of any event or circumstances constituting a breach or violation of any Safety and Environmental Laws for which the Company, or any Affiliate of the Company, could reasonably be expected to be legally responsible in whole or in part.

         11.5 Insurance. To the extent that a party entitled to indemnification hereunder is at any time paid by an insurance company for any Losses with respect to which payment was previously received by or remains due to such party from an Indemnifying Party hereunder, the Indemnified Party will promptly reimburse such Indemnifying Party from such insurance proceeds in an amount up to the amount of the prior payment received from such Indemnifying Party by the Indemnified Party, or if there is an amount remaining due, provide a credit for such amount.

                                  ARTICLE XII
                            [INTENTIONALLY OMITTED]

                                  ARTICLE XIII
                                 Miscellaneous

         13.1  Certain Definitions.

                  (a) As used in this Agreement, the following terms have the following meanings:

                  "Affiliate" means, with respect to any person, any other person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such person.

                  "business day" means any date upon which banks in the City of New York are not authorized or required to be closed.

                  "Benefit Plan" means any employee benefit plan, arrangement, policy or commitment (whether or not formal or in writing and whether or not an employee benefit plan within the meaning of section 3(3) of ERISA), including any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan or any holiday or vacation practice, as to which the Company or any Commonly Controlled Entity has or in the future could have any direct or indirect, actual or contingent liability.

                  "COBRA" means the provisions of Code section 4980B and Part 6 of Subtitle B of Title I of ERISA.

                  "Commercially Reasonable Costs" means the costs, payments and expenses which a prudent person, acting in a commercially reasonable manner and seeking to minimize or mitigate his expenses to the extent reasonably practicable, would expend to resolve the matter; provide , however, that any payments or expenses expended pursuant to an Order, a written demand for remedial or compliance action or a written demand for payment by any Governmental Body shall be deemed to be Commercially Reasonable Costs.

                  "Commonly Controlled Entity" means any entity which is under common control with the Company within the meaning of Code section 414(b), (c),
(m), (o) or (t).

                  "Confidential Information" means any information concerning the business or affairs of the Company other than Trade Secrets that are not generally available to the public (or became generally available to the public as the result of any violation of Section 9.1(b) hereof).

                  "Copyrights" means any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

                  "DOL" means the United States Department of Labor.

                  "Employee" means any individual employed by the Company presently and, where indicated, in the past, except that, for purposes of
Section 3.25 hereof, the term "Employee" shall include any current or former employee, officer, independent contractor, agent or consultant of the Company.

                  "Environment" means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth.

                  "Environmental Claims" means any notification, whether direct or indirect, formal or informal, written or oral, pursuant to Safety and Environmental Laws or principles of common law relating to pollution, protection of the Environment or public health and safety, that any of the current or past operations of the Company, or any by-product thereof, or any of the property currently or formerly owned, leased or operated by the Company, or the operations or property of any predecessor of the Company is or may be implicated in or subject to any Claim, Order, hearing, notice, agreement or evaluation by any Governmental Body or any other person.

                  "Environmental  Compliance  Costs"  means any  documented  and
reasonable   expenditures,   costs,   assessments  or  expenses  (including  any
documented and reasonable expenditures, costs, assessments or expenses in connection with the conduct of any Remedial Action, as well as documented and reasonable fees, disbursements and expenses of attorneys, experts, personnel and consultants), whether direct or indirect, necessary to cause the operations, real property, assets, equipment or facilities owned, leased, operated or used by the Company to be in compliance with any and all requirements, as in effect at the Closing Date, of Safety and Environmental Laws, principles of common law concerning pollution, protection of the Environment or health and safety, or Permits issued pursuant to Safety and Environmental Laws; provide , however, that Environmental Compliance Costs do not include expenditures, costs, assessments or expenses necessary in connection with normal maintenance of such real property, assets, equipment or facilities or the replacement of equipment in the normal course of events due to ordinary wear and tear.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Claim" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of representation or warranty of the Sellers contained in Section 3.25.

                  "General Claim" means any claim (other than a Tax Claim, a Safety and Environmental Claim or an ERISA Claim) based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of the Sellers, or any of them, contained in this Agreement.

                  "Hazardous Substance" means any toxic waste, pollutant, contaminant, hazardous substance, toxic substance (including, without limitation, asbestos), hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Safety and Environmental Law.

                  "IRS" means the Internal Revenue Service.

                  "Lease" means that certain Lease Agreement, dated August 2, 1995, between Mary Adamowicz, as Landlord, and Meryll Foods, Inc., as tenant, covering premises known as 120-180 Adams Boulevard, Farmingdale, New York, as heretofore modified, amended and/or extended.

                  "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude, transfer restriction (other than transfer restrictions under Federal or State securities laws applicable to non-registered securities), encumbrance or any other restriction or limitation whatsoever (but shall not be understood to include any restriction, or limitation of, any right or other asset of the Company that inherently defines the scope or permitted use of such asset including, without limitation, any lease, license or similar right disclosed hereunder to use any assets which are not owned by the Company outright.)

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Pension Plan" means any Benefit Plan which is a pension plan within the meaning of ERISA section 3(2) (regardless of whether the plan is covered by ERISA).

                  "person"  means  any  individual,  corporation,   partnership,
limited  liability  company,  firm,  joint  venture,  association,   joint-stock
company, trust, unincorporated organization, Governmental Body or other entity.

                  "property" or "properties" means real, personal or mixed property, tangible or intangible.

                  "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor Environment or into, through or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

                  "Remedial Action" means all actions, whether voluntary or involuntary, reasonably necessary to comply with, or discharge any obligation under, Safety and Environmental Laws to (i) clean up, remove, treat, cover or in any other way adjust Hazardous Substances in the indoor or outdoor Environment;
(ii) prevent or control the Release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the Environment; or (iii) perform remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring on, about or in any real property.

                  "Retiree Welfare Plan" means any Welfare Plan that provides benefits to current or former Employees beyond their retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former Employee or his or her dependents).

                  "Safety and Environmental Claim" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of the Sellers contained in this Agreement related to Safety and Environmental Laws.

                  "Safety and Environmental Laws" means all Laws and Orders relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of Hazardous Substances into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S. C. ss. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act,
7 U.S.C. ss. 121 et seq., the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq., the Asbestos Hazard Emergency Response Act, 15 U. S. C. ss. 2601 et seq., the Safe Drinking Water Act, 42 U. S. C. ss. 300f et seq., the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq., and analogous state acts.

                  "Tax Claim" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty or covenant of the Sellers contained in this Agreement related to Taxes.

                  "Title   Defects"  means  any  Lien,   restrictive   covenant,
encroachment or other survey defect.

                  "Trade Secrets" means any trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

                  "Trademarks" means any trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

                  "Union" means Highway and Local Motor Freight Drivers, Dockmen and Helpers, Local Union 707, affiliated with the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America.

                  "Welfare Plan" means any Benefit Plan which is a welfare plan within the meaning of ERISA section 3(l) (regardless of whether the plan is covered by ERISA).

                   (b) The following capitalized terms are defined in the following Sections of this Agreement:

                         Term                                Section
                         ----                                -------
                      Active Seller                          9.1(a)
                      Agent                                  13.2
                      Annual Financial Statements            3.7
                      Asserted Liability                     11.3(a)
                      Reviewed Financials                    3.7
                      Balance Sheet                          3.7
                      Balance Sheet Date                     3.7
                      Basket Amount                          11.4(a)
                      Basket Exclusions                      11.4(a)
                      Broker                                 6.2
                      Buyer                                  Preamble
                      Buyer Calculation Objection            1.3(a)
                      C Short Year                           6.5(h)
                      Chase Bank                             3.30(d)
                      Chase Payoff Letter                    6.4
                      Claims                                 3.14
                      Claims Notice                          11.3(a)
                      Closing                                1.1
                      Closing Date                           2
                      Closing Date Financials                1.3(a)
                      Closing Statement of Working Capital   1.3(a)
                      Code                                   3.9(c)
                      Common Stock                           3.4
                      Company                                Preamble
                      Company Business                       9.1
                      Company Products                       3.14
                      Condition of the Company               3.3
                      Contemplated Transactions              1.5
                      Contracts                              3.12(c)
                      Covenant Payments                      9.1(a)
                      EBITDA                                 1.3(c)
                      EBITDA Deficiency                      1.3(c)
                      EBITDA Payment Calculation             1.3(a)
                      Escrow Accounts                        1.2(b)
                      Escrow Agent                           1.2(b)
                      Escrow Agreement                       1.2(b)
                      Financials                             3.7
                      GAAP                                   1.3(a)
                      Governmental Bodies                    3.10

                      Indemnification Claim                  3.31(a)
                      Indemnifying Party                     11.3(a)
                      Indemnitee                             11.3(a)
                      Intellectual Property                  3.20
                      Interim Financial Statements           3.7
                      Laws                                   3.10
                      Leased Real Property                   3.16(b)
                      Liabilities                            3.23
                      Losses                                 11. 1 (a)
                      NY&W                                   1.3(a)
                      Orders                                 3.10
                      Payment Calculations                   1.3(a)
                      Permits                                3.11
                      Purchase Price                         1.1
                      Real Property                          3.16(b)
                      Real Property Leases                   3.16(a)
                      Resolution Accountants                 1.3(a)
                      Restricted Period                      9.1(a)
                      Restricted Seller                      9.1(a)
                      Restrictive Covenants                  9.2
                      Route Distribution Agreements          3.15 (a)
                      S Short Year                           6.5(h)
                      Scheduled Consents                     3.12
                      Section 338 Election                   6.5(a)
                      Sellers                                Preamble
                      Sellers/Company Information            12.3
                      Sellers' Representative                1.5
                      Shares                                 Preamble
                      Tangible Property                      3.19
                      Tax Audit                              6.5(d)
                      Tax Returns                            3.9(a)
                      Taxes                                  3.9(a)
                      UCC-3 Termination Statements           6.4
                      Uncollected Receivables                6.7
                      Warn Act                               3.25(r)
                      Working Capital Payment Calculation    1.3(a)
                      Year 2000 Compliant                    3.29

         13.2 Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. (a) Any Claim arising out of or relating to this Agreement, the Escrow Agreement or the Contemplated Transactions may be instituted in any Federal court of the Southern District of New York or the Supreme Court of the State of New York, New York County, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such Claim, any claim that it is not subject personally to the jurisdiction of such court, that the Claim is brought in an inconvenient forum, that the venue of the Claim is improper or that this Agreement, the Escrow Agreement or the subject matter hereof or thereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such Claim. Each Seller hereby appoints the Sellers' Representative (the "Agent"), at the address of the Sellers' Agent set forth in Section 13.3 (or at such other address as the Sellers' Representative, or a successor Sellers' Representative, may hereafter furnish to Buyer in writing), as such Seller's authorized agent to accept and acknowledge on such Sellers' behalf service of any and all process that may be served in any such Claim. Any and all service of process and any other notice in respect of any such Claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to the appropriate party as hereinbelow in Section 13.3 provided, or by personal service on the appropriate party with a copy of such process mailed to such party by first class mail or registered or certified mail, return receipt requested, postage prepaid. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

                  (b) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY RELATED AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT, IN TORT OR OTHERWISE.

         13.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by electronically confirmed facsimile transmission or sent by certified, registered or express mail, postage prepaid and return receipt requested. Any such notice shall be deemed given when so delivered personally, or the next business day after being sent by electronically confirmed facsimile transmission, on the next business day after being sent via an established overnight courier for priority delivery, or, if mailed, five (5) days after the date of deposit in the United States mails, as follows:


                  (i)  if to the Buyer, to:
                  SNAPPLE BEVERAGE CORP.
                  709 Westchester Ave.
                  White Plains, NY 10604
                  Attention: Gary G. Lyons, Esq.
                  Telephone:  (914) 397-9295
                  Facsimile:  (914) 397-9368
                  with a copy to (which shall not by itself constitute notice):

                  TRIARC COMPANIES, INC.
                  280 Park Avenue
                  New York, NY 10017
                  Attention: Brian L. Schorr, Esq.
                  Telephone:  (212) 451-3045
                  Facsimile:  (212) 451-3216

                  (ii) if to the Sellers or to the Sellers' Representative, to:

                   Marilyn Kaplan
                   15 Meryll Place
                   Plainview, New York  11803

                   with a copy to (which shall not by itself constitute notice):

                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                   590 Madison Avenue
                   New York, New York 10022
                   Attention: Daniel R. Kaplan, Esq.
                   Telephone:  (212) 872-1000
                   Facsimile:  (212) 872-1002

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder (subject to Section 1.5 hereof).

         13.4 Entire Agreement. This Agreement, the Escrow Agreement, and any other collateral agreements executed in connection with the consummation of the Contemplated Transactions contain the entire agreement among the parties with respect to the purchase of the Shares and supersede all prior agreements, written or oral, with respect thereto.

         13.5 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Buyer and the Sellers' Representative or, in the case of a waiver, by the Buyer or the Sellers' Representative, whichever is waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise expressly provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement or any Documents delivered pursuant to this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement or any Documents delivered pursuant to this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

         13.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

         13.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law, except that the Buyer may assign its rights hereunder to any of its affiliates or to any successor to all or substantially all of its business or assets.

         13.8 Usage. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words "include," "includes" and "including" do not limit the preceding words or terms and shall be deemed to be followed by the words "without limitation."

         13.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         13.10 Exhibits and Schedules; Cross References. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein and all references to this Agreement shall be deemed to include the Exhibits and Schedules. All references herein to Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall not be deemed disclosed with respect to any other Section or Schedule unless an explicit cross-reference appears indicating the other Sections or Schedules to which such fact or item also relates.

         13.11 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

         13.12    Interpretation.  The parties acknowledge and agree that:
(i) each party and its counsel
reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

         13.13  Severability of Provisions.

                  (a) If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby.

                  (b) If the application of any provision or any portion of any provision of this Agreement to any person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

         13.14 No Other Representations. It is the explicit intention and understanding of each party hereto that (i) neither the Sellers nor the Company are making any representations or warranties whatsoever, express or implied, except for those representations and warranties contained in Articles III and IV hereof, and (ii) the Buyer is making no representations or warranties whatsoever, express or implied, except for those representations and warranties contained in Article V hereof.

         13.15 No Third Party Rights. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns. Except as may be expressly set forth herein, none of the terms hereof shall be for the benefit of any third party.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                     BUYER:

                                     SNAPPLE BEVERAGE CORP.


                                     By:   GARY G. LYONS
                                           ----------------------------
                                           Name:     Gary G. Lyons
                                           Title:    Senior Vice President

                      [SIGNATURES CONTINUED ON NEXT PAGE]

                                       SELLERS:


                                       By:    GILBERT KAPLAN
                                              -------------------------
                                              Name: Gilbert Kaplan


                                       By:    MARILYN KAPLAN
                                              -------------------------
                                              Name: Marilyn Kaplan


                                       By:    ROBIN KAPLAN-GOLDSTEIN
                                              -------------------------
                                              Name: Robin Kaplan-Goldstein


                                       By:    IRENE GRAULICH
                                              -------------------------
                                              Name: Irene Graulich


                                       GILBERT KAPLAN 12/30/93 TRUST


                                       By:    MARILYN KAPLAN
                                              -------------------------
                                              Marilyn Kaplan, Trustee


                                       GILBERT KAPLAN 12/31/93 TRUST


                                       By:    MARILYN KAPLAN
                                              -------------------------
                                              Marilyn Kaplan, Trustee

                     LIST OF OMITTED EXHIBITS AND SCHEDULES

EXHIBITS
    Exhibit A:                Escrow Agreement
    Exhibit B:                Opinion of Counsel to Sellers
    Exhibit C:                Company Officer and Director Releases
    Exhibit D:                Opinion of Counsel to Buyer

SCHEDULES
    Schedule 1.3 - Form of Closing  Statement of Working Capital
    Schedule 1.3(a) - Candidates for Resolution  Accountants
    Schedule  1.3(c) - Methodology for EBITDA  Calculation
    Schedule 3.3 - Jurisdictions of Qualification
    Schedule 3.11  -  Permits
    Schedule  3.12  -  Obtained   Consents
    Schedule  3.13  -  Environmental Matters
                       Environmental Permits
                       Environmental Notices
    Schedule 3.14  -   Claims
    Schedule 3.15  -   Contracts
    Schedule 3.16  -   Real Property Leases
    Schedule 3.17  -   Inventory
    Schedule 3.18  -   Receivables
    Schedule 3.19  -   Tangible Property
    Schedule 3.20  -   Intellectual Property
    Schedule 3.21  -   Liens
    Schedule 3.22  -   Accounts Payable
    Schedule 3.23  -   Liabilities
    Schedule 3.24  -   Suppliers and Customers
    Schedule 3.25(a)   -   Benefit Plans
    Schedule 3.25(e)   -   Unfunded Obligations
    Schedule 3.25(f)   -   Fair Market Value of Plan Assets
    Schedule 3.25(g)   -   Benefit Plan Terminations
    Schedule 3.25(o)   -   Reserves, Assets, etc.
    Schedule 3.25(q)   -   Result of Transaction Consummation
    Schedule 3.25(s)   -   Workmen's Compensation and Disability Benefits
    Schedule 3.26  -   Employees
    Schedule 3.27  -   Insurance Policies
    Schedule 3.28  -   Officers, Directors and Employees
    Schedule 3.30  -   Operations
    Schedule 3.31  -   Conflicts of Interest
    Schedule 4.1   -   Shareholders and Share Holdings
    Schedule 4.3   -   Seller Consents
    Schedule 5.3   -   Buyer Consents
    Schedule 5.5   -   Claims Against Buyer

The Registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon its request.